EXHIBIT 10.1

TRADEMARK LICENSE AGREEMENT

BETWEEN

TOMMY BAHAMA GROUP, INC.

AND

PHOENIX FOOTWEAR GROUP, INC.

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as (******). A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

INDEX

Section 1.	Definitions
Section 2.	Grant of License
Section 3.	Sale of Licensed Products
Section 4.	Approval of Licensed Products
Section 5.	Licensor’s Use of Licensed Product
Section 6.	Minimum Net Sales
Section 7.	Guaranteed Royalty & Earned Royalty
Section 8.	Sales & Royalty Reports
Section 9.	National Advertising & Marketing Support
Section 10.	Advertising, Marketing, Promotions & Packaging Approval
Section 11.	Media Approval
Section 12.	Duration of Approvals
Section 13.	Tommy Bahama Marks
Section 14.	Confidential & Proprietary Information
Section 15.	Payments
Section 16.	Notices & Other Communications
Section 17.	Records & Inspection
Section 18.	Manufacturing, Compliance & Code of Conduct
Section 19.	Assignment, Changes of Control
Section 20.	Termination
Section 21.	Indemnity & Disclaimer
Section 22.	Insurance & Loss
Section 23.	Joint Venture
Section 24.	Force Majeure
Section 25.	Choice of Law & Forum
Section 26.	Compliance With Laws
Section 27.	Waiver
Section 28.	Validity
Section 29.	Entire Agreement
Section 30.	Reservation of Rights
Section 31.	Exhibits
Section 32.	Survival
Section 33.	Interpretation

EXHIBITS

A.	Authorized Licensed Trademarks
B.	Authorized Licensed Products And Territories
C.	Contract Term
D.	Sales of Licensed Products to TB Retail Stores
E.	Minimum Net Sales
F.	Guaranteed Royalty
G.	Earned Royalty
H.	Branded Marketing Materials
I.	Approved Additional Licensors, Brands and Logos of Licensee
J.	Approved Retailers
K.	Quarterly Royalty Statements
L.	Statement of Estimated Monthly Net Sales
M.	Advertising Policy
N.	Notice to Third Parties
O.	Supplier Agreement and Certification

LICENSE AGREEMENT

This License Agreement (“Agreement”) made and entered into this day of 9th December, 2008 (“Execution Date”), by and between the Tommy Bahama Group, Inc., with its principal place of business at 1071 Avenue of the Americas, 11th Floor, New York, New York 10018 (“Licensor”), and Phoenix Footwear Group, Inc., a Delaware corporation with its principal place of business at 5840 El Camino Real, Suite 106, Carlsbad, California 92008 (“Licensee”).

RECITALS

A. Licensor is the owner of the well-known TOMMY BAHAMA® trademark and related intellectual-property rights. Licensor has the exclusive right to grant to any third party the right to use the TOMMY BAHAMA trademark and related intellectual-property rights in various countries.

B. Licensor and Phoenix Delaware Acquisition, Inc., a wholly owned subsidiary of Licensee, entered into that certain License Agreement on August 3, 2005 and the parties desire to enter into a new license agreement with new terms and conditions.

C. Licensee, through this Agreement, desires to obtain the right to use the trademark TOMMY BAHAMA, and other trademarks and service marks attached to this Agreement as “Exhibit A” and rights pertaining to each of them (the “TOMMY BAHAMA Marks”), within the Territory (as defined in “Exhibit B”) in connection with the manufacture, sale, distribution, advertisement and promotion of Licensed Products hereafter defined.

D. Licensor is willing to grant such a license to Licensee, upon the terms and conditions set forth in this Agreement.

E. Licensor and Licensee agree to enter into this Agreement and its terms and conditions will be effective as of the February 2, 2009 (“Effective Date”) contingent on the payment by Licensee to Licensor of the specified outstanding royalty and advertising payments as set out in the last sentence on Exhibit F. Such payment must be made in full before any of the conditions of this Agreement are in effect. If such payment is not made, this Agreement is null and void.

In consideration of the mutual promises and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1.	“Affiliate” shall mean, for any party, its shareholders, officers, directors, parents, corporations, subsidiary corporations, partnerships, joint ventures or other entities (whether incorporated or not) substantially under the control or direction of the party or, its parent.

1.2.	“Close-Outs” shall mean second quality, irregular, out of season or damaged Licensed Products that remain merchantable, or Licensed Products which are sold for more than ****** percent (******%) below the suggested wholesale price.

1.3.	“Code of Conduct” shall mean Licensor’s written policy governing issues related to employment, working conditions, the environment and human dignity and other issues. The Code of Conduct is attached hereto as “Addendum 1 to Exhibit O” and by this reference incorporated herein.

1.4.	“Competing Event” shall mean any event by which (Licensee or any Licensee Affiliate shall develop island inspired Licensed Products for any entity other than Licensor, whether by acquisition, internal development or otherwise. Licensee agrees that if there is a dispute over whether an event is a Competing Event, the dispute will be resolved subject to Licensor’s decision in Licensor’s sole discretion.

1.5.	“Confidential Information” shall mean secret or proprietary information of, or data maintained as confidential by either party. It shall include, without limitation, the terms and conditions of this Agreement (except to the extent that such terms and conditions must be disclosed pursuant to U.S. Securities and Exchange Commission requirements, and if so, the parties will use best efforts to forgo disclosing sensitive financial information), Licensor Designs, information concerning products, techniques, developments, product plans, equipment, inventions, patent applications, ideas, designs, processes, methods, research, sales, licensing, customers, operations and work product of Licensor or its Affiliates. Nothing shall be considered Confidential Information which (i) either party learns from other sources which have a right to that information free from confidentiality restrictions; (ii) is available to the public or readily discernible from information available to the public; (iii) enters the public domain other than through the actions or inactions of either party; or (iv) is independently developed by either party without reference to, or reliance on, the Confidential Information. In the event any item of Confidential Information is subject to required disclosure pursuant to any order, judgment, ruling or degree, despite the terms of this Agreement, the involved party shall immediately notify the other party, which shall have the right to seek a protective order or similar relief and shall reasonably cooperate with such other party in its efforts to seek such relief.

1.6.	“Contract Term” shall mean the term of this Agreement, as set forth on Exhibit C, unless sooner terminated in accordance with the terms of this Agreement. Any renewal or extension that may be granted in the future deemed included in the Contract Term.

1.7.	“Contract Year” shall mean a period of twelve (12) successive months commencing on February 2, 2009.

1.8.	“Definitional Disputes” shall mean that Licensee acknowledges that due to the nature of the marketplace, the definition of Licensed Products may change or may not be amenable to precise delineation. Licensee agrees that if there is a dispute over the definition of Licensed Products, the dispute will be resolved by Licensor at Licensor’s sole discretion.

1.9.	“Design Documentation” shall mean color strike-offs, photographs or drawings of sample Licensed Products, together with line plans, all other artwork, specifications, sketches, renderings, samples, marketing and pricing information, cost analyses and similar materials relating to the proposed Licensed Products.

1.10.	“Design Rights” shall mean any and all patent, design patent, trademark, trade dress, copyright and other proprietary rights in and to all Licensee-developed pictorial, graphic, visual, textual, logotype, verbal or audio elements or material, including (but not limited to) all artwork, sketches, patterns, designs, prints, prototypes, specifications, spec sheets, , incorporated in or related to any Licensed Product or to any related advertising or promotional material; packaging and packaging designs, contours, and shapes; labels and hangtags, or any component of any such elements and material. Design Rights do not include Licensee-owned trademarks, technical or design patents, trade-names, service marks or logos existing as of the Effective Date and used in connection with Licensed Products in a manner permitted under the terms of this Agreement, nor do they include trademarks, logos, technical properties or patents that were developed for parties other than the Licensor but are still used in connection with the Licensed Products as permitted under the terms of this Agreement.

1.11.	“Distributor” shall mean a party that may reasonably be expected to sell merchandise of the kind and character of the Licensed Products to persons or entities other than consumers.

1.12.	“Earned Royalty” shall mean, for each Contract Year, the amount of money Licensee shall pay to Licensor in consideration for the grant of this license. Such amount is calculated as a percentage of Net Sales, specified in “Exhibit G.”

1.13.	“Expiration Date” shall mean the date upon which the Agreement ends because of the end of the Contract Term.

1.14.	“Guaranteed Royalty” shall mean, for each Contract Year, the minimum royalty payment to be made to Licensor by Licensee, as specified in “Exhibit F,” regardless of actual Net Sales paid as a non-refundable advance towards the amount due as an Earned Royalty for Licensed Products.

1.15.	“Licensed Product” shall mean any Product, as specified in “Exhibit B,” for which rights are granted to Licensee under this Agreement, and bear the TOMMY BAHAMA Marks, or incorporate Licensor Designs or Design Rights. Regardless of the extent to which a Licensed Product incorporates any Licensor Design or Design Rights, it shall be a unique, exclusive design.

1.16.	“Licensor Designs” shall mean styles, designs, patterns, color combinations, design and marketing directions, and seasonal concepts, supplied by Licensor.

1.17.	“Marketing Materials” shall have the meaning ascribed to such term in Section 10.1.

1.18.	“Marketing Support” shall mean costs of showroom and trade shows displays and all other branded marketing and promotional materials created and developed by or on behalf of Licensee to be used to promote the distribution and sale of Licensed Products to the trade. Notwithstanding the foregoing, Marketing Support does not include costs associated with in-store seminars.

1.19.	“Minimum Net Sales”, for any Contract Year shall have the meaning as defined in “Exhibit E”.

1.20.	“National Advertising” shall mean advertisements, co-op advertising, brochures, catalogs and similar marketing materials published and distributed to consumers; included in publications intended for consumers; or broadcast through television, the Internet, radio or other media; that are designed and intended to promote the sale of Licensed Products, including point-of-purchase displays for use by retailers and marketing and promotional pieces provided to retailers for use in sales promotions to consumers.

1.21.	“Net Sales” shall mean the invoiced billing price of all Licensed Products sold and shipped by Licensee to its customers, excluding only federal and state taxes, tariffs, freight, returns evidenced by credit memoranda, normal trade discounts, and sales allowances all of which shall not exceed ****** percent (******%) of annual gross sales of Licensed Products. No deduction may be made for early payments, bad debts, advertising allowances or special promotions of any kind or for costs incurred in manufacture, sales, advertising or promotion.

1.22.	“Normal Channels of Distribution” shall have the meaning ascribed to such term in Section 3.1.

1.23.	“Prime Rate” shall mean the prime rate of interest charged by SunTrust Bank, Atlanta, Georgia or any successor institution, as published in the Wall Street Journal for the applicable period.

1.24.	“Monthly Statement” shall mean a combination sales and royalty statement issued by Licensee to Licensor with respect to each calendar month during the Contract Term. If the initial or last Monthly Statement shall be for a period less than a calendar month, it shall be issued with respect to that shorter period.

1.25.	“Regular Price” shall mean Licensed Products sold for the suggested wholesale price, or for a price which is no more than a ****** percent (******%) discount from the suggested wholesale price.

1.26.	A “Sale” shall occur upon the earlier of when Licensed Products are invoiced or shipped by Licensee to its customers.

1.27.	“Sell-Off Period” shall mean the first six (6) months following the expiration or termination of this Agreement. Notwithstanding the foregoing, any Sell-Off Period shall otherwise be strictly in accordance with the terms, covenants and conditions of this Agreement as though the Agreement had not expired or terminated.

1.28.	“Shortfall” shall have the meaning attributed to such term in Section 9.3.

1.29.	“TB Stores” shall have the meaning attributed to such term in Section 2.6.

1.30.	“Territory” shall have the meaning attributed to such term in Exhibit “B.”

1.31.	“Termination Date” shall mean the date upon which the Agreement ends due to any other cause except expiration of the Contract Term.

2.	GRANT OF LICENSE

2.1	Licensor hereby grants to Licensee a nontransferable, non-assignable, non-divisible, and exclusive (as limited by Section 2.2) license, without the right to grant sublicenses, to use the TOMMY BAHAMA Marks, solely in the Territory and solely on or in connection with the manufacture, advertising, promotion, sale, offering for sale, and distribution of Licensed Products and related promotional and packaging material during the Contract Term of this Agreement or until this Agreement is sooner terminated as hereinafter set forth. Notwithstanding the previous sentence, the license shall be non-exclusive for the last six months of the Contract Term.

2.2

This grant of license shall be exclusive as to third parties, except as otherwise provided in this Agreement, during the Contract Term and in the Territory; however, nothing contained in this Agreement shall prevent Licensor or any Licensor Affiliate from exercising any rights similar to those granted to Licensee either directly or through other Licensor Affiliates, at any time, in the Territory or elsewhere for Licensed Products sold by Licensor in TB Stores.

The foregoing rights of Licensor or any Licensor Affiliate shall not include the right to wholesale Licensed Products in the Territory and is also subject to Licensee’s first right of offer to present a proposal to manufacture and sell such Licensed Products. Such proposal must be submitted within twenty (20) days of request from Licensor, and shall include a general business plan, manufacturing plan, minimums and pricing. Licensor, at its sole discretion, has five (5) days to review such proposal and notify Licensee in writing of its decision.

2.3	All Licensed Products shall bear at least one of the TOMMY BAHAMA Marks and no Licensed Products shall be sold or otherwise distributed under any marks other than the TOMMY BAHAMA Marks. Licensor reserves all rights to the TOMMY BAHAMA Marks except as specifically granted herein to Licensee and Licensor may exercise such reserved rights at any time.

2.4	Licensee shall use its reasonable best efforts to maximize the economic benefits intended to be realized by Licensor pursuant to this Agreement while maintaining the high standard, quality, image and prestige represented by the TOMMY BAHAMA Marks and consistent with the channels of distribution specified in “Exhibit J.”

2.5	Licensee agrees that Licensee shall present the Licensed Products Territory-wide to the trade in the number of styles or designs as designated in Exhibit B. If Licensee does not produce and distribute new styles or designs of Licensed Products during each 6 month period during each Contract Year, upon notice by Licensor to Licensee, the rights granted by Licensor to Licensee shall be deemed immediately non-exclusive. Without limitation, Licensor shall thereafter have the immediate right to authorize others to use the TOMMY BAHAMA Marks in connection with products that compete with, or are similar to, the Licensed Products.

2.6	The parties acknowledge that it is in their mutual best interest to maintain inventory and every six (6) months refresh attractive displays of Licensed Products at each of the TB Stores. The terms and conditions for sales of Licensed Products to TB Stores are set forth on Exhibit D.

2.7	Licensee shall also make available to Licensor and its retail accounts (other than TB Stores), the opportunity to purchase reasonable quantities of Licensed Products for marketing, promotional, and sales-incentive purposes. Licensee agrees that such Licensed Products will be made available throughout the Contract Term and the Sell-Off Period for purchase by Licensor and its retail accounts at Licensee’s lowest then-applicable wholesale sales price, in accordance with Licensee’s standard dealer terms and conditions, the terms of which shall not be inconsistent with this Agreement.

2.8

During the Contract Term, Licensee or any Licensee Affiliate may not engage in any Competing Event without the prior written approval of Licensor. Attached to this Agreement as “Exhibit I” is a list of current licensors, brands and logos, of Licensee or its Affiliates; each of those licensors is deemed approved by Licensor regardless of any existing Competing Event. During the Contract Term, however, Licensee shall annually provide an update to “Exhibit I” at the commencement of each Contract Year and in all events shall provide notice, pursuant to the notice provisions in this Agreement, to Licensor seeking written approval of any proposed Competing Event. Licensor shall have fifteen (15) business days in which to approve or disapprove any such, potential Competing Event. Licensor may require that Licensee provide Licensor with such additional documentation as shall be reasonably necessary to facilitate Licensor’s analysis of the proposed Competing Event. It is understood between the parties that if Licensee does not receive a written response (which response may be by e-mail) from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request. Without limitation to the foregoing, Licensor shall have the sole right to determine if it will approve any proposed Competing Event.

2.9	Licensee shall at all times employ one full-time National Sales/Brand Manager who shall be dedicated to the sale of Licensed Product. Said National Sales/Brand Manager must be approved by Licensor and have significant experience in selling products similar to the Licensed Products. Additionally, Licensee shall at all times employ at least one full-time Designer/Merchandiser (plus as many other designers / merchandisers as needed) who is dedicated to the design and merchandising of Licensed Product. Said Designer/Merchandiser must be approved by Licensor and have significant experience in designing and merchandising products similar to the Licensed Products.

2.10	Licensor and its Affiliates may, but shall not be obligated to, supply Licensee with Licensor Designs. Licensee agrees that Licensor Designs shall be utilized by Licensee only in the production, advertisement, marketing, promotion, distribution and sale of Licensed Products. If Licensee shall retain or employ any subcontract manufacturer other than an Affiliate of Licensee, each such manufacturer shall be provided with a written notice in the form set forth in “Exhibit N,” notifying that manufacturer that Licensor Designs may be used only in compliance with the requirements of this agreement, and that any violation by the manufacturer of these restrictions shall be grounds for immediate termination of the manufacturer’s services for Licensee relating to Licensed Products, in addition to Licensor’s right to seek damages from each subcontract manufacturer for the use of Licensor’s Designs not in conformance with the terms of this agreement. Licensee shall monitor the completion of subcontract manufacturer’s signing of, and be accountable to Licensor for, the subcontract manufacturers’ notices; copies of each shall be supplied to Licensor within ten (10) days of its receipt by Licensee.

3	SALE OF LICENSED PRODUCTS

3.1

Licensee agrees that Licensed Products, including Close-outs, shall be distributed for retail sale only through better specialty stores, national buying groups, department stores and mail-order catalogs which are appropriate for the superior reputation, quality-control standards and public image of the TOMMY BAHAMA Marks (“Normal

Channels of Distribution”). Licensee agrees to distribute Licensed Products, including Close-Outs, only to those retailers that are listed on “Exhibit J” and any other customer approved hereafter by Licensor. Before any order from any other prospective customer is accepted, including, but not limited to, internet retailers, Licensee shall submit an Additional Authorized Retailer Request Form (set forth on Addendum 1 to Exhibit J), to notify Licensor of the identity of the customer and provide sufficient information to enable Licensor to determine whether it is acceptable. Approval of any retail account may be withdrawn by Licensor, pursuant to the notice requirements set forth in this Agreement, at any time if Licensor determines in its sole discretion, that advertising, marketing, promotion or sales by that retail account shall have been, or shall have become, inconsistent with the reputation, quality-control standards and public image of the TOMMY BAHAMA Marks; provided, however, that such notice of withdrawal shall not apply to orders, current inventory and work-in-process which have been accepted by Licensee prior to its receipt of the notice. Licensee must provide to Licensor written verification of such prior orders, current inventory and work-in-process. Licensor agrees to review the Minimum Net Sales detailed on “Exhibit E” and reduce such amounts if such revocation of a retail account effects such amounts.

3.2	Licensee expressly agrees that Licensee shall not distribute or sell Licensed Products, including Close-Outs, to any Distributor (other than its own contract sales affiliates), and Licensee shall distribute and sell Licensed Products, including Close-Outs, only through its Normal Channels of Distribution and only for accounts directly reselling to consumers.

3.3	Close-Outs may be disposed of by Licensee through its Normal Channels of Distribution for Close-Outs, as described in “Exhibit J”. However, damaged and / or irregular Close-outs must be clearly marked as such, and remain of a quality not inconsistent with the quality-control standards of Licensor. All royalties due with respect to Close-outs shall be paid as required under this Agreement.

4	APPROVAL OF LICENSED PRODUCTS

4.1

Licensor shall have the right in its sole and reasonable discretion to approve or disapprove in advance of sale the general design, quality, style, colors, appearance, material and workmanship of all Licensed Products, and to approve or disapprove in advance any brands, endorsements, trademarks, service marks, trade names, designs and logotypes, (whether included in the TOMMY BAHAMA Marks or not) used in connection with Licensed Products. Licensee shall not show, distribute or sell any Licensed Product which has not been approved in advance by Licensor or which is, at any time, disapproved by Licensor in accordance with the terms of this Agreement. Licensor reserves the right to revoke approval of Licensed Products that were approved in previous seasons, however, Licensor agrees to that it will not do so unless Licensor reasonably concludes in its sole discretion that such Licensed Products no longer reflect the taste, style, or quality associated with the TOMMY BAHAMA Marks. Such revocation of approval shall not apply to shall not apply to orders, current inventory and work in process which have been accepted by License prior to its receipt of the notice. Licensee must provide to Licensor written verification of such prior orders, current inventory and work-in-process. Licensor agrees to review the Minimum Nets Sales detailed on “Exhibit E” and reduce such amounts if such revocation of a Licensed Product effects such amounts.

4.2	The parties acknowledge that it may not be practical for Licensee to submit actual samples of Licensed Products to Licensor for Licensor’s examination and approval or disapproval. Licensee shall submit Design Documentation to Licensor at its New York address set forth below, at no cost or expense to Licensor. Licensee’s submissions shall include, in addition, evidence or notations of the use of labels, tags or other form of identification proposed to be used on Licensed Products. Licensee shall submit Design Documentation to Licensor at least ninety (90) days prior to production of the applicable Licensed Products. If Licensor reasonably desires additional information with respect to the design, fabrication or manufacture of any affected Licensed Product, Licensee agrees to provide that additional information. Within fifteen (15) business days of confirmed receipt of the foregoing materials, Licensor agrees that it will examine and either approve or disapprove the relevant Licensed Products and notify Licensee of its approval or disapproval in writing. It is understood between the parties that if Licensee does not receive a response from Licensor within three (3) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request. If any item is disapproved, in each case, Licensee will be advised of the specific reasons. Upon request, Licensee shall reimburse Licensor for any import duties, shipping charges or other costs or expenses incurred by Licensor in connection with delivery of samples to Licensor.

4.3	In the event any Licensed Product is disapproved, Licensee agrees to consult with Licensor regarding Licensor’s objections and any changes or modifications proposed by Licensor, and will, within thirty (30) days following receipt of Licensor’s disapproval, use good-faith efforts to make mutually agreeable modifications or adjustments. In the event of a dispute between Licensor and Licensee regarding any Licensed Product, Licensor will have final control and approval with respect to the style, overall design, decorative details, engineering, structural integrity, production capabilities, manufacturing efficiencies, materials sourcing, product safety and similar matters.

4.4	Licensee assigns to Licensor all of Licensee’s right, title, and interest in each design developed and used by Licensee (excluding such design elements that are excluded by the definition of Design Rights) in connection with any of the Licensed Products, and all rights associated with them, including, without limitation, all Design Rights. Licensee shall promptly execute and deliver all forms of assignment and other documents as may be reasonably required to transfer to Licensor any of Licensee’s rights of ownership in the Design Rights.

4.5	Licensee shall not unreasonably withhold or to obtain, protect, or perfect Licensor’s rights in the Design Rights. In addition, during the Contract Term, Licensee (a) shall not contest, raise any objections to the validity of, or attack Licensor’s title to, or rights in, the Design Rights, (b) shall not file any application for, or obtain or attempt to obtain ownership of, any Design Rights, (c) shall promptly notify Licensor if Licensee becomes aware of any attempts to do so by, or any use, of any material covered by Design Rights by any third party, and (d) shall take all appropriate actions, and all actions reasonably requested by Licensor to prevent or avoid any misuse of the material covered by Design Rights or Licensed Products by any of its customers, contractors, sublicensees, or suppliers.

5	LICENSOR’S USE OF LICENSED PRODUCT

For each style, model or variation of each Licensed Product, during the Contract Term, Licensee shall supply Licensor, at no charge and at no cost or expense, with up to five (5) of each style of the Licensed Products per Contract Year, as Licensor may reasonably request for the marketing or promotional use of Licensor (not for resale), including, but not limited to, use in Licensor’s showrooms and trade-show exhibits. In addition, Licensor may purchase Licensed Products from Licensee (at Licensee’s manufacturer’s cost) for the marketing or promotional use of Licensor (not for resale), including, but not limited to, use in Licensor’s showrooms and trade-show exhibits. Upon request by Licensor, Licensee shall promptly provide one sample of all finished products, including hangtags using the TOMMY BAHAMA Marks for intellectual property purposes.

6	MINIMUM NET SALES

With respect to each Contract Year during the Contract Term, Licensee must generate the Minimum Net Sales as set forth on “Exhibit E.”

7	GUARANTEED ROYALTY AND EARNED ROYALTY

7.1	In consideration for the license granted by the Licensor hereunder, Licensee shall pay to Licensor the Guaranteed Royalty set forth on “Exhibit F” hereto. The Guaranteed Royalty for each succeeding Contract Year during the Contract Term shall be paid in four (4) equal installments on or before the first day of each calendar quarter commencing during that Contract Year. Within each Contract Year, the Guaranteed Royalty is paid as a non-refundable advance towards amount due as Earned Royalty for Licensed Products. No part of any Guaranteed Royalty may be carried forward or backward as a credit from one Contract Year to any other, or to any applicable Sell-Off Period.

7.2

Licensee shall pay to Licensor an Earned Royalty on Net Sales for all Sales of all Licensed Products (except for Sales to TB Stores) sold by Licensee during each Contract Year based on the rates set forth on “Exhibit G” hereto. To the extent that such Earned Royalty for Licensed Products exceeds the Guaranteed Royalty previously paid for a given quarter, such amount payments shall be payable within thirty (30) days following the conclusion of each calendar quarter during which sales of Licensed Products have been made. Past due payments shall bear interest at a per annum rate of interest equal to (a) the Prime Rate plus ****** percent (******%) per annum, or (b) the maximum interest rate permissible under law, whichever is less.

7.3	All royalties due Licensor shall accrue upon the Sale of the Licensed Products regardless of time of collection by Licensee (subject to credits for returned Licensed Products).

7.4	Licensee may reconcile the amounts owed for Guaranteed and Earned Royalties every Contract Year on June 1 and December 1. For example, if during a Contract Year, Licensee’s Net Sales were much higher during one quarter than the Minimum Sales requirement would anticipate (resulting in a payment of Earned Royalties), but then much lower in the subsequent quarter, it would be feasible that Licensee would need to reconcile an overpayment of Earned Royalties when compared to the actual Net Sales and royalties due for such period. In such a case, Licensee may reduce the Guaranteed Royalty amount due on June 1 and / or December 1, as applicable, to reconcile any previous overpayment. This allowance for reconciliation does not, under any circumstances, allow Licensee to reduce its Guaranteed Royalty for any reason other than for reconciling excess Earned Royalty payments already made. Furthermore, this paragraph does not in any way diminish the requirement that Licensee pay Earned Royalties every calendar quarter of the Contract Term if such amounts are due pursuant to the terms of this Agreement.

8.	SALES AND ROYALTY REPORTS

8.1	Immediately following the execution of this Agreement, and at least one (1) year in advance of the beginning of every subsequent Contract Year during the Contract Term, Licensee will send Licensor its sales projection for that next Contract Year, broken out by month, along with a detailed list of all media placements for Marketing Support.

8.2.	Licensee shall supply Licensor with a Quarterly Statement, as shown on “Exhibit K,” with respect to all sales of Licensed Products sold during each calendar quarter. Each Quarterly Statement shall be delivered to Licensor within thirty (30) days following the conclusion of the applicable quarter.

8.3	In addition, Quarterly Statements for the final quarter of each Contract Year shall include, without limitation, an annual report of the foregoing for the entire Contract Year. The Licensee’s Chief Financial Officer shall indicate by signature that s/he has reviewed and agrees with such annual report. On request by Licensor, Licensee shall provide backup and support materials with respect to any item contained in any Quarterly Statement so that Licensor shall have sufficient information to evaluate the sources for any item contained in the Quarterly Statement and to track Licensee’s performance under this Agreement.

8.4	Within twenty (20) days following the end of each calendar month, Licensee shall fax to Licensor an Estimated Net Sales Report as detailed on “Exhibit L”. This report is:

a)	An estimate of the monthly Net Sales for the previous month, which should as accurately as possible reflect all of the Net Sales of Licensed Products for that month;

b)	A re-forecasted estimate of the monthly Net Sales of Licensed Products for the remainder of the Licensor’s “Fiscal Year” (currently February 2 through February 1); and

C)	A re-forecasted estimate of the monthly Net Sales of Close-Out Licensed Products for the remainder of the Licensor’s Fiscal Year.

8.5	It is the responsibility of the Licensee to submit the information required by this Agreement on a timely basis as required herein, and in a businesslike manner. It shall not be the responsibility of the Licensor to call, fax, write or otherwise attempt to obtain the required information from Licensee.

9.	NATIONAL ADVERTISING AND MARKETING SUPPORT

9.1	National Advertising. Licensee shall use good-faith reasonable efforts to promote the sale of Licensed Products throughout the Territory in a manner consistent with the goals and aspirations of the Tommy Bahama brand, and the National Advertising spending requirements set forth on Exhibit H. To qualify as National Advertising, the items and costs must be approved in writing by Licensor prior any expenditures having been made on them. Within fifteen (15) business days of confirmed receipt of the foregoing National Advertising items and costs, Licensor agrees that it will examine and either approve or disapprove the relevant National Advertising expenditures and notify Licensee of its approval or disapproval in writing. It is understood between the parties that if Licensee does not receive a response from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request. If approval is given by Licensor, all such National Advertising items and costs shall conform in all material respects to the sample, and within reason, the estimated costs. Licensee mush must also comply with the Marketing Materials approval standards related to National Advertising and set forth in Section 10 of this Agreement

9.2

Licensee shall use good-faith reasonable efforts to provide Marketing Support for the Licensed Products throughout the Territory and conform to the Branded Marketing Materials as set forth on “Exhibit H.” Licensee may use a portion of the Licensor’s New York showroom (at Licensee’s expense to be determined based on a percentage of space required and the current rent paid by Licensor) to display and market the Licensed Products, such displays having been approved in advance, in writing by Licensor. During the Contract Term, if Licensee participates in the M.A.G.I.C. Trade Show in connection with the Licensed Products, Licensee agrees to do so only in conjunction with the Tommy Bahama Booth, and to reimburse Licensor for Licensee’s pro-rata share of trade show expenses based upon Licensee’s square foot usage of the Tommy Bahama Booth, as allocated by Licensor in its sole discretion. The invoice setting forth such expenses shall be paid within thirty (30) days of the date of receipt. Licensee may show Licensed Products at the FFANY and WSA trade shows (and any successor trade shows) and, subject to Licensor’s prior written approval, any other industry trade shows. All signage and decor of Licensee’s display space at any such trade show is subject to Licensor’s prior written approval.

9.3	Shortfall. During each Contract Year, Licensee shall spend no less than the applicable sum for National Advertising and / or Marketing Support as set forth in “Exhibit H.” If the Licensee fails to spend the required sum during any Contract Year, an amount equal to such deficiency (the “Shortfall”) shall promptly be paid to Licensor as an additional royalty, not creditable against Guaranteed Royalties. However, in lieu of such payment, Licensee may, at Licensor’s sole discretion, only in the succeeding Contract Year, use the Shortfall to pay for additional National Advertising and / or Marketing Support. Licensee may propose such use to Licensor for review only under the following conditions: (i) the Shortfall is spent during the first quarter of that succeeding Contract Year and the expense is reflected in the Quarterly Statement for that quarter, (ii) the minimum expenditures for National Advertising and / or Marketing Support for each Contract Year shall be made in addition to the application of the appropriate Shortfall, and (iii) the sole reason for the Shortfall is that actual Net Sales shall have exceeded Minimum Net Sales for the Contract Year of the Shortfall. For the avoidance of doubt, the only two options for the use of a Shortfall accruing under the previous sentence are to pay it as an additional royalty or to spend it for additional National Advertising and / or Marketing Support; in no event may any Shortfall be applied toward the minimum amounts required under this Agreement for National Advertising and / or Marketing Support and such application is at the sole discretion of Licensor.

9.4	Promptly following the execution of this Agreement, and at least one (1) year in advance of the beginning of every subsequent Contract Year (which projections shall be reforecasted with the Statement of Estimated Monthly Net Sales detailed on “Exhibit L”), Licensee shall submit for approval by Licensor a written production, sales and marketing plan for the forthcoming Contract Year. Such plan shall be sent in accordance with the notice provisions provided under this Agreement. Licensor shall have fifteen (15) business days in which to approve or disapprove any such plan. It is understood between the parties that if Licensee does not receive a response from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request. In the event that Licensor shall disapprove any plan so submitted, Licensee shall have ten (10) business days in which to submit a revised written plan. At the written request of Licensee, however, Licensor and Licensee shall discuss in good faith the reasons for that disapproval. The failure to submit a revised written plan in a form satisfactory to Licensor within the above period shall constitute a default under this Agreement, subject to the cure provisions set forth in this Agreement.

10	ADVERTISING, MARKETING, PROMOTIONS & PACKAGING APPROVAL

10.1	Before producing, publishing or distributing any National Advertising, market advertising, packaging, or press releases (“Marketing Materials”) related to the transactions contemplated by this Agreement or Licensed Products, Licensee shall submit to Licensor for its examination and approval or disapproval, a sample of the Marketing Materials, including text, coloring and a copy of any photograph proposed to be used. Within fifteen (15) business days of confirmed receipt of the foregoing materials by Licensee, Licensor agrees that it will examine and either approve or disapprove the relevant Marketing Materials and notify Licensee of its approval or disapproval in writing. It is understood between the parties that if Licensee does not receive a response from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request. Licensee agrees to consult with Licensor regarding its objections and any changes or modifications proposed by Licensor. Licensee shall then make mutually agreeable modifications or adjustments. Licensor reserves the right to resolve any dispute about the appropriate changes, in its sole discretion Licensee shall not make material changes to any approved piece of Marketing Material bearing the TOMMY BAHAMA Marks without consulting with Licensor; however, once approval is obtained for any particular piece of Marketing Material, it shall not be necessary to obtain approval for each separate, substantially similar use of the TOMMY BAHAMA Marks in substantially similar Marketing Materials.

10.2	All Marketing Materials, and all packaging, labels, and other materials used in connection with the advertising, marketing and sale of Licensed Products, or otherwise used in connection with the transactions under this Agreement, shall make reference only to the TOMMY BAHAMA Marks and shall not include any brands, endorsements, trademarks, service marks, trade names or logotypes other than Licensee’s own corporate identifiers, as reasonably appropriate to identify Licensee as either manufacturer or distributor, as the case may be. For the avoidance of doubt, co-branding is not permitted without Licensor’s prior written approval.

10.3	Licensee may retain a reputable advertising agency for the development, sourcing and placement of Marketing Materials other then the advertising agency designated by Licensor. If Licensee retains another advertising agency for the development, sourcing and placement of the Marketing Materials, such agency must be approved in writing by Licensor prior to such retention. Licensor must also review and approve in writing as detailed in this Agreement all Marketing Materials developed by such retained agency for Licensee prior to any media placement or distribution of such Marketing Materials.

10.4	Licensed Products shall not be sold or given away by Licensee free of charge or sold or exchanged for nominal value, or authorized by Licensee to be so given away, sold or exchanged, so as to promote the products, services or business of any individual or entity unless written approval is granted by Licensor for a specific amount. If Licensee desires to give away or sell for nominal value Licensed Products for the promotion of the products, services or business of any individual or entity other than Licensee, Licensee shall obtain Licensor’s written approval prior to any such arrangement and such approval shall not be unreasonably withheld. Licensee may submit such a request to Licensor in writing, setting forth all of the details of such proposed commercial tie-in or premium use, and Licensor shall have complete discretion in deciding whether or not to waive the foregoing prohibition. Licensor shall have fifteen (15) business days in which to approve or disapprove any such plan. It is understood between the parties that if Licensee does not receive a response from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request. Licensee shall adhere, and shall use commercially reasonable efforts to procure that those Authorized Retailers set forth in “Exhibit J“ adhere, to the Advertising Policy set forth in “Exhibit M.”

10.5	All approvals by Licensor related to Marketing Materials under this Agreement shall have a duration of twelve (12) months unless sooner withdrawn pursuant to the terms of any other section of this Agreement. Any continuation of any approval beyond that period must be requested in writing, within the first twenty (20) business days prior to the expiration of that period

11	MEDIA APPROVAL

11.1	Licensee agrees that Licensor shall have the right to approve or disapprove, in advance, each medium of advertising through which Licensee may desire to advertise and promote Licensed Products, and to approve or disapprove, in advance, each individual media vehicle through which Licensee proposes to publish or distribute Marketing Materials relating to Licensed Products. All advertising media and advertising placements shall be consistent with the high quality and prestige of the TOMMY BAHAMA Marks and no less than consistent with the manner in which Licensee markets its own products.

11.2	Licensee shall submit to Licensor, in advance, written notification of the particular media vehicle in which the Marketing Material would be placed. Within fifteen (15) business days of confirmed receipt of the foregoing materials, Licensor agrees that it will examine and either approve or disapprove the relevant media vehicle and notify Licensee of its approval or disapproval in writing. It is understood between the parties that if Licensee does not receive a response from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor has disapproved such request.

11.3	If any media vehicle is disapproved, Licensee will be advised of the specific reasons in each case. Once a particular media vehicle has been approved in accordance with this provision, it shall not be necessary to obtain approval for each separate but substantially similar use of that media vehicle. However, if any previously approved media vehicle undergoes a significant change following the date it shall have been approved by Licensor, Licensee shall resubmit that media vehicle to Licensor for its approval pursuant to the approval procedures set forth in this provision.

12	DURATION OF APPROVALS

All approvals by Licensor of Marketing Materials and all packaging, labels and materials used in connection with the advertising, marketing and sale of Licensed Products under this Agreement shall have duration of twelve (12) months unless sooner withdrawn pursuant to the terms of any other section of this Agreement. Any continuation of any approval for such materials beyond that period must be requested in writing within thirty (30) days prior to the expiration of that period.

13	TOMMY BAHAMA MARKS

13.1	During the Contract Term, Licensor shall not grant or sanction any other party to use any mark identical with, or substantially similar to, the TOMMY BAHAMA Marks in a manner which is in conflict with the rights granted to Licensee under this Agreement.

13.2	Licensee shall have no right, title or interest in the TOMMY BAHAMA Marks except the licensed rights in accordance with this Agreement. Each and every part of the TOMMY BAHAMA Marks is, and shall remain, the sole property of Licensor. Any use by Licensee of any part of the TOMMY BAHAMA Marks, and the goodwill arising from them, shall inure to the benefit of Licensor.

13.3	During the Contract Term, and at any time thereafter, Licensee shall not contest, raise any objections to the validity of, or attack Licensor’s title to, or rights in, the TOMMY BAHAMA Marks.

13.4	During the Contract Term, and at any time thereafter, Licensee shall not file any application for any mark, or obtain or attempt to obtain ownership of any mark or trade name, in any country of the world, which refers to, or is substantially similar to, any of the TOMMY BAHAMA Marks, and shall promptly notify Licensor if Licensee becomes aware of any attempts to do so by third parties.

13.5	Licensee shall, at its own expense, take such anti-counterfeiting measures as may be reasonably requested by Licensor from time to time to protect the TOMMY BAHAMA Marks with respect to Licensed Products.

13.6	In the event a third party asserts that the TOMMY BAHAMAS Marks, or the sale of Licensed Products (collectively, the “Rights”) infringe upon such third party’s rights in the Territory, the Licensor, at its sole expense, shall take commercially reasonable actions to protect and validate the Rights including, without limitation, arbitration, mediation and litigation. Licensor shall have the right at any time, and in its sole discretion, to reach a settlement in any action to protect and validate the Rights. If a settlement is reached, or it is determined that the Rights do infringe on such third party’s rights, then Licensor shall procure for the Licensee, at the Licensor’s expense, the right to continue the manufacturing, marketing, sale and distribution of the Licensed Products in the Territory as contemplated by this Agreement or refund all royalties paid by Licensee over the prior twelve (12) month period and terminate the Agreement without further penalty or liability.

13.7	The parties shall promptly notify the other party in writing of any learned use that may be an infringement or imitation of the TOMMY BAHAMA Marks on articles similar to the Licensed Products, and of any use which may be an infringement or imitation of the related designs, design patents and copyrights in the Territory. In the event a third party is allegedly infringing or threatens to infringe the Rights in the Territory, as determined by the Licensor or the Licensee, the Licensor shall have the first right, but not the obligation to bring an infringement action against any actual or alleged infringer with respect to the TOMMY BAHAMA Marks. Licensor may, in its sole judgment and at its own expense, institute, control, settle, and defend such action and recover any damages, awards, or settlements resulting therefrom. Licensee shall reasonably cooperate and use commercially reasonable efforts to assist Licensor in any such litigation. Licensor shall reimburse Licensee for its out-of-pocket expenses incurred as a result of such cooperation. Any damages, award, or settlement recovered by Licensor shall first be used to reimburse Licensor and Licensee for all reasonable expenses incurred during said litigation.

13.8	The remainder of the damages, award or settlement that is attributable to any infringement or alleged infringement in the Territory shall be divided equally between Licensor and Licensee. All other damages, awards, or settlement amount shall be paid to Licensor.

13.9	Licensee shall take all appropriate actions and all commercially reasonable actions reasonably requested by Licensor, to prevent or avoid any misuse of the TOMMY BAHAMA Marks or Licensed Products by any of its customers, contractors, sublicensees, suppliers, or other resources.

13.10	Licensee shall reasonably assist and cooperate with Licensor, at Licensor’s expense, in any other efforts to obtain, perfect and protect its rights to the TOMMY BAHAMA Marks in the Territory with respect to the Licensed Products. Licensee shall execute any documents reasonably required by Licensor in connection with the foregoing.

13.11

Licensee shall cause to be imprinted legibly on the packaging for the Licensed Products manufactured, distributed or sold under this Agreement, and on all Marketing Materials, labels and tags used in connection with Licensed Products, and any other such materials in which the TOMMY BAHAMA Marks appear, the designation ® or ™ as Licensor shall advise as being appropriate and approved by Licensor. The packaging for each Licensed Product shall contain the following notice, as reasonably modified by Licensor from time to time: “Manufactured by Tommy Bahama Footwear under license from the Tommy Bahama Group, Inc. TOMMY BAHAMA is a registered trademark of the Tommy Bahama Group, Inc.”. Such notice detailed above shall be added to the packaging of the Licensed Product at such time as Licensee updates its packaging for such Product. Licensee may use the current packaging and make such change at such time as it reorders such packaging. In addition, Licensee, at is discretion, may file a fictitious business name statement (or “d/b/a”) for “Tommy Bahama Footwear” and shall cause “Tommy Bahama Footwear” to be listed in the telephone and business directories along with Licensee’s address.

13.12	Following the termination of the rights granted under this Agreement with respect to the TOMMY BAHAMA Marks, Licensee shall, except as provided in Section 20.2, cease absolutely, and Licensee shall not thereafter manufacture or sell, or have manufactured or sold, any item branded under, or making reference to, the TOMMY BAHAMA Marks, nor shall Licensee publish or display, or authorize or permit the publication or display of, further or additional quantities of any advertising or marketing materials which incorporate the TOMMY BAHAMA Marks.

14	CONFIDENTIAL & PROPRIETARY INFORMATION

14.1	During the Contract Term, either party may provide the other with access to and/or allow them to become familiar with various aspects of their Confidential Information. Both parties shall hold all revealed Confidential Information which has been provided in strict confidence, shall not use in any way or disclose any Confidential Information directly or indirectly to any other party and such information shall be used by Licensee only in those facilities where Licensed Products are manufactured and only in connection with the manufacture, use and sale of Licensed Products. All records, files, documents, information, data and other similar items relating to either party’s business operations, regardless of who prepared them and which are not otherwise in the public domain, shall remain the exclusive property of the owning party.

14.2	Apart from the license granted herein to use the TOMMY BAHAMA Marks in connection with the manufacture, advertising, promotion, sale, offering for sale and distribution of Licensed Products, this Agreement does not grant Licensee any rights whatsoever in the Confidential Information of Licensor under any of Licensor’s patent(s), patent application(s), trademark(s), trademark applications(s), copyrights, copyright application(s), service mark(s) or proprietary technology or any other rights in the TOMMY BAHAMA Marks not granted herein. The use of any proprietary information outside the scope of this grant of license is considered a material breach of this Agreement. THE LICENSEE SHALL NOT USE ANY PROPRIETARY INFORMATION OUTSIDE THE SCOPE OF THIS GRANT OF LICENSE. THE LICENSEE DOES NOT GRANT LICENSOR ANY RIGHTS WHATSOEVER IN THE CONFIDENTIAL INFORMATION OF LICENSEE BY VIRTUE OF THIS AGREEMENT OR OTHERWISE.

14.3	In addition to obligations set forth in Section 18 of this Agreement, Licensee shall cause every third party manufacturer, subcontractor, supplier, distributor, transporter, or other similar relationship, that has access to any Confidential Information, or the Licensed Products themselves, to acknowledge by signature the statements set forth upon “Exhibit N.” Within thirty (30) days of establishing a new relationship with such a third party, Licensee shall provide Licensor this properly executed document along with any agreements, such as a Supplier Agreement, that may be necessary at that time.

15	PAYMENTS

All royalty payments required under the provisions of this Agreement are payable by wire transfer as follows:

SunTrust Bank

25 Park Place

Atlanta Georgia

Telex: 542210

Swift: SNTRUS3A

ABA number: 061000104

Account Name: Oxford Industries, Inc

Account Number: 8800828975

16	NOTICES & OTHER COMMUNICATIONS

16.1

All reports, approvals, requests, demands, notices and other communications required or permitted by this Agreement shall be in writing and signed by a duly authorized officer of or such other individual designated in writing by a party.

Communications shall be duly given if delivered personally, if mailed (by certified or registered mail, return receipt requested) or if delivered by nationally-recognized overnight courier or mail service that requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned. Notice may be sent by facsimile transmission, with prompt hard-copy follow-up in the manner described above (for which the date of delivery shall be deemed to be the date of facsimile transmission).

16.2	All Communications to Licensor shall be sent to:

Tommy Bahama Group, Inc.

Attn: Director of Licensing

1071 Avenue of the Americas

10th Floor

New York, NY 10018

Facsimile: (212) 391-4663

With a copy to:

Tommy Bahama Group, Inc.

a/d/o Oxford Industries, Inc.

Attn: Legal Department

222 Piedmont Avenue, NE

Atlanta, Georgia 30308

Facsimile: 404-653-1545

(Copies are not necessary for standard reports, approvals or requests, but are required for all demands, notices or other communications).

All communications to Licensee shall be sent to:

Phoenix Footwear Group, Inc. d/b/a Tommy Bahama Footwear

5840 El Camino Real, Suite 106

Carlsbad, California 92008

Attention: President and CEO

And Tommy Bahama Footwear National Brand Manager

17	RECORDS & INSPECTION

17.1

Licensee shall maintain invoices and books of account for the sale of Licensed Products relating to this Agreement during the Contract Term for a period of three years following the Contract Term. Such books of account shall be complete and accurate in accordance with generally accepted accounting practices. Licensor, through its representatives including its internal and external auditors, shall have the right upon reasonable prior notice to reasonable inspection of books and records of Licensee relating to the sales of all Licensed Products subject to this Agreement. Licensor hereby agrees that any financial information regarding sales furnished by Licensee is to be held in confidence. Acceptance by Licensor of any statement furnished or royalty paid shall not preclude the Licensor from questioning its correctness and, in the event such mistakes are discovered, they shall be immediately rectified.

17.2	If, upon any examination of Licensee’s books and records pursuant to Section 17.1 hereof, Licensor shall discover any royalty underpayment by Licensee, Licensee will make all payments required to be made to correct and eliminate such underpayment within ten (10) business days of Licensor’s demand. In addition, if said examination reveals a royalty underpayment of ****** percent (******%) or more for any royalty period, Licensee will reimburse Licensor for the cost of said examination within ten (10) business days of Licensor’s demand.

17.3	In addition to any other remedy available to Licensor, if any payment due under this Agreement is delayed for any reason, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid principal amounts from and after the date on which the same became due, at a per annum amount equal to ****** percent (******%).

18	CODE OF CONDUCT

18.1	Licensee shall not, in any manner, authorize or purport to authorize another to use the TOMMY BAHAMA Marks, except to the extent specifically provided herein. Notwithstanding the foregoing, Licensee may have the TOMMY BAHAMA Marks affixed to Licensed Products wherever being manufactured, provided Licensee takes all necessary precautions to prevent labels, tags and other indicia of the TOMMY BAHAMA Marks from being used otherwise than in connection with the Licensed Products. Licensee may manufacture, or have manufactured, the Licensed Products outside of the Territory, however, under no circumstances may Licensee manufacture or have manufactured Licensed Products in Myanmar and such countries as Licensor shall advise Licensee are prohibited based on their noncompliance with applicable labor laws and Licensor’s Code of Conduct, as required in the manufacturing agreement (“Supplier Agreement”), attached hereto as “Exhibit O”, and made a part of this Agreement or such other reasons as Licensor shall in its sole discretion determine.

18.2	Licensor’s Code of Conduct applies to any entity manufacturing, or otherwise in the line of production of Licensed Products (including the components thereof) and it is attached hereto as “Addendum 1 to Exhibit O”. Licensee must exercise commercially reasonable efforts to have all third party manufacturers, subcontractors and suppliers (“Supplier”) comply with the terms of the Code of Conduct and will evidence such efforts by:

(a)	Prior to the commencement of the manufacturing of Licensed Products, Licensee executing, and having all Suppliers execute, the Code of Conduct in the form attached hereto, retaining such documents in a safe place and providing such documents immediately to Licensor at its request; and

(b)	Displaying and having all Suppliers display the Code of Conduct in the language of the applicable country, in a clearly visible location in Licensee’s manufacturing facilities (if applicable) and in the manufacturing facilities of Licensee’s Suppliers, at all times during the Contract Term.

In the event Licensor provides Licensee with written notice that Licensee or a Supplier is not complying with the Code of Conduct, Licensee shall have twenty (20) business days to comply or attempt to cause the violating Supplier to comply with the Code of Conduct. If compliance is not established within the twenty (20) business day period, Licensee shall move its business immediately from any Supplier failing to comply with the Code of Conduct within thirty (30) days following written notice from Licensor, to an approved Supplier who does comply with the Code of Conduct.

18.3	Licensee agrees that prior to the commencement of the manufacturing of Licensed Products, it will have in effect, to the satisfaction of Licensor, a program of monitoring manufacturing facilities, whether operated by Licensee or by Suppliers, that is sufficient to ensure their compliance with the Code of Conduct and all applicable laws and regulations pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, the environment, collective bargaining, and freedom of association, and that the other products manufactured by Supplier and the components thereof are made without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited, bonded, forced or slave labor. Such compliance will be evidenced by Licensee, upon execution of this Agreement, by executing and abiding by the Certification in the form presented on “Addendum 2 to Exhibit O” to the Supplier Agreement, as may be amended from time to time and executing and abiding by any such other form as may be provided by Licensor from time to time. If Licensee uses an agent for monitoring Suppliers, then such agent(s) shall be approved in writing by Licensor. If Licensee already has in place such agent(s) pursuant to a preexisting contract, then Licensor shall be authorized to engage its own agent to monitor Licensee’s Suppliers on an as needed basis, but at least once quarterly, at Licensee’s expense. Additionally, without notice, Licensor, or its authorized agents, shall have the right to audit all manufacturing facilities.

18.4	Licensee shall comply with all laws, rules, regulations and requirements of any governmental body governing or otherwise pertaining to the operations of Licensee contemplated under this Agreement, including, without limitation, as they relate to the manufacture, import, export, distribution, sale, advertising, marketing or promotion of Licensed Products Third Party Manufacturing Agreement. All of Licensee’s third party manufacturing agreements must conform with the Supplier Agreement, attached hereto as “Exhibit O” and made a part hereof, as may be amended from time to time by Licensor. Within thirty (30) days after establishing a new arrangement with a Supplier, Licensee must inspect each Supplier and provide approval, signed by an authorized employee or agent of Licensee that such Supplier is in compliance with this Section 18.1, and will obtain and immediately provide to Licensor, the properly executed Supplier Agreement from each Supplier, and/or such other forms as may be provided by Licensor from time to time. Within thirty (30) days after establishing a new arrangement with a Supplier, Licensee must obtain and provide to Licensor, the signature of an authorized representative from each Supplier on a Certification in the form set forth in “Addendum 2 to Exhibit O” or such other form as may be provided by Licensor from time to time. In the event Licensee has knowledge of, has reason to believe, or should have reason to know that any Supplier is in breach of the Supplier Agreement and/or Certification, as the case may be, Licensee must immediately notify Licensor and Licensee shall, at its sole expense, take immediate action to rectify such breach, including, where Licensor deems it necessary, immediate termination of its relationship with such Supplier. If Licensee fails to take immediate action or such action is not successful, Licensee will assign its rights to proceed against any such Supplier to Licensor and Licensor will, at Licensee’s sole expense, have the right to pursue all available remedies to protect its rights. Notwithstanding the foregoing, Licensee acknowledges that it will remain primarily liable and completely obligated under all of the provisions of this Agreement in respect of the production of Licensed Products hereunder. Further, such Licensee failure shall be grounds for termination of this Agreement.

18.5	In addition to all other reports required by this Agreement, in order to maintain Licensor’s high standard of quality control and to ensure that appropriate measures are taken against counterfeiting, Licensee shall provide a report to Licensor on a quarterly basis with all of the following information:

A.	The name and address of each Supplier, including a contact person’s name;
B.	The type of Licensed Products manufactured by each Supplier;
C.	The quantity of Licensed Products to be manufactured by each Supplier;
D.	The type of components provided by each Supplier; and
E.	Any other relevant information regarding all such entities, as requested by Licensor.

19	ASSIGNMENT, CHANGES OF CONTROL

19.1	The license and rights granted to Licensee hereunder are personal in nature, and Licensee may not and shall not sell, transfer, lease, pledge sublicense or assign this Agreement or its rights and interest hereunder, or any part hereof, whether by operation of law or otherwise, including without limitation the granting of any security interest or lien on the Licensed Products without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole discretion. Any such attempted sale, transfer, lease, sublicense or assignment shall, in Licensor’s sole discretion, result in the immediate termination of this Agreement.

19.2	A sale or other transfer of all or substantially all of the assets of Tommy Bahama Footwear, a division of Licensee or a change in the control of Tommy Bahama Footwear, a division of Licensee by the assignment or transfer of substantially all of its assets shall all be deemed an assignment of Licensee’s rights and interests under this Agreement. Failure of Licensee to obtain the prior written approval of Licensor, in Licensor’s sole discretion, of a new member of senior executive management or a change in the executive management of Tommy Bahama Footwear shall, for purposes of this Agreement be deemed an assignment of assets without approval.

19.3	Licensor shall have a complete and unrestricted right to sell, transfer, lease or assign its rights and interests in this Agreement to any domestic or foreign corporation or other business entity, providing that such transferee agrees to be bound by all of the terms hereof and is the holder of the Trademark in the Territory. In the event that Licensor shall sell, transfer, lease or assign its rights and interests in this Agreement, Licensor shall notify Licensee of such event.

20	TERMINATION

20.1	(a)	This Agreement may be terminated immediately upon the occurrence of any of the following events:

(i)	If Licensee makes any unauthorized assertion of rights in the TOMMY BAHAMA Marks which is inconsistent with the Licensor’s interest in the TOMMY BAHAMA Marks;

(ii)	If Licensee attempts to or actually sells, transfers, leases, pledges, sublicenses, assigns (including, without limitation, a deemed assignment under paragraph 20.2 above) or otherwise encumbers or disposes of this Agreement or any of Licensee’s rights or obligations hereunder;

(iii)	If there is any other substantial change in the control of Licensee other than as listed in Section 19 above;

(iv)	If Licensee does not make its Minimum Net Sales for any Contract Year regardless of whether it pays the Minimum Royalty due under this Agreement.

(v)	If Licensee is dissolved or merged into another entity, whereby Licensee is not the surviving entity;

(vi)	If Licensee ceases to engage in its business;

(vii)	If Licensee fails to offer Licensed Products for sale for a period of twenty (20) consecutive days;

(viii)	If Licensee exceeds the percentage of allowable deductions, allowances, or credits under the definition of Net Sales (provided, however, that Licensee is allowed a one-time excess of the percentages of allowable deductions, allowances, or credits as defined in Net Sales, which must be cured within five (5) days from the date of discovery of the breach;

(viii)	If the insurance coverage required by Section 22 herein should be canceled for any reason and Licensee fails to cure same within thirty (30) days after the insurer’s notice thereof to Licensee or Licensor; or

(b)	This Agreement may be terminated by either party as follows:

(i)	If either party fails to perform or fulfill any other material obligation required to be performed or fulfilled by it, in the time and manner herein provided, and if such default shall continue for thirty (30) days after receipt of written notice thereof from the non-defaulting party, then the non-defaulting party shall have the right to terminate this Agreement immediately by written notice of termination to the defaulting party. Such right to terminate this Agreement shall be in addition to and shall not be prejudicial to any right or remedies, at law or in equity, which said non-defaulting party may have on account of such default.

(ii)	In addition to and not in limitation of any of Licensor’s remedies for any event of default set forth in this section or breach of this Agreement, after one breach by Licensee of the same provision of this Agreement occurring within a ninety (90) day period, for which Licensee has been given notice and an opportunity to cure (if any) as provided herein, Licensor may also immediately terminate this Agreement upon any subsequent breach of the same provision within such ninety (90) day period without providing notice of breach or opportunity to cure.

20.2

Upon expiration or termination of this Agreement, Licensee shall immediately cease the manufacture of Licensed Products other than work in process, which may be completed, and shall not thereafter use TOMMY BAHAMA

Marks on the Licensed Products or on any promotional and packaging materials, labels, literature, stationary or other items bearing the TOMMY BAHAMA Marks; provided, however, in the event of the expiration or termination of this Agreement, Licensee shall have the Sell-Off Period to dispose of its inventory of Licensed Products in stock from the Termination Date or Expiration Date, whichever applies, on a non-exclusive basis, provided:

(a)	If the parties have not agreed to extend the Contract Term, then six (6) months prior to the Expiration Date, Licensee shall furnish Licensor with a written statement stating the quantity of on-hand and in-process inventory of Licensed Product it has in stock;

(b)	Within thirty (30) days before the Expiration Date or within ten (10) days after the Termination Date, Licensee shall provide Licensor with a statement indicating the number and description of Licensed Products which it has on hand, or is in the process of manufacturing, as of the date of expiration or termination and the amount of such inventory necessary to fill Licensee’s existing customer orders with such documentation provided to Licensor.

(c)	Licensor shall have the option of conducting a physical inventory in order to ascertain or verify such inventory and/or statement and Licensor shall have the right in its sole discretion to purchase all such inventory at the landed standard manufacturing cost of the inventory. In such event Licensee shall forfeit its rights hereunder to dispose of such inventory in accordance with the Sell-Off Period.

(d)	Licensee shall provide Licensor with a monthly inventory report during the Sell-Off Period;

(e)	Such Licensed Product conforms to the samples previously approved in accordance with Section 4;

(f)	Licensee shall not then be in default in payment of royalties hereunder or of any provisions of this Agreement;

(g)	All royalties, with respect to such Sell-Off Period, shall be reported and paid on a monthly basis on a form substantially similar to the Monthly Statements on “Exhibit K,” and shall be paid monthly based on Licensee’s actual sales of Licensed Product during the Sell-Off Period and said royalties shall not be credited against any Guaranteed Minimums;.

(h)	All sales of Licensed Products during the Sell-Off Period are subject to the provisions of this Agreement;

(i)	Licensee shall not sell Licensed Product to jobbers, wholesalers, or any entity which does not resell directly to consumers

(j)	The Licensor may itself use or license the use of TOMMY BAHAMA Marks in any manner; and

(k)	Licensee does not expressly refuse to partake in the Sell-Off Period at the time that such Sell-Off Period is granted; which, if such is the case, means that Licensee is deemed to be in Sell-Off Period for the full period granted hereunder.

20.3	In the event such Licensed Products do not conform to the samples submitted in accordance with Section 4, Licensee shall immediately remove all TOMMY BAHAMA Marks, including labels and promotional and packaging materials from the Licensed Products. In all other events, Licensee shall remove and return to Licensor all TOMMY BAHAMA Marks including labels and promotional and packaging material from any Licensed Product remaining in its inventory six (6) months after the date of termination or expiration of this Agreement.

20.4	Upon expiration or termination of this Agreement, Licensor shall be entitled to all royalties due as of the date of expiration or termination.

20.5	Within ten (10) business days after expiration or termination, Licensee shall deliver and return to Licensor any and all documents embodying Licensor’s Confidential Information.

20.6	Neither the expiration nor earlier termination of this Agreement due to causes imputable to Licensee shall relieve Licensee from its duty of nondisclosure provided herein, or from obligations for payments then due or accrued hereunder, or for any damage caused to Licensor.

20.7	Upon termination or expiration of this Agreement, all rights granted herein shall revert to Licensor, which may license others to use the TOMMY BAHAMA Marks in any way whatsoever. Licensee shall, thereafter, refrain from all further use of TOMMY BAHAMA Marks, subject to use during the Sell-Off Period.

20.8	In the event of termination or upon the occurrence of a breach of this Agreement by Licensee, Licensee shall pay to Licensor any royalties then owed to it pursuant to this Agreement, the total Guaranteed Minimum Annual Royalty amounts remaining unpaid for the balance of the Contract Term, as well as an amount equal to any other actual damages Licensor may have suffered on account of such termination or the acts or omissions from which termination resulted.

20.9	Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the TOMMY BAHAMA Marks, to collect royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement.

20.10	Bankruptcy.

(a)	If Licensee shall become insolvent under either the U.S. Bankruptcy Code or the Uniform Commercial Code of the State of New York, or shall make an assignment for the benefit of creditors, or files for any relief under any bankruptcy law or regulation in any jurisdiction or place, including, without limitation, the Bankruptcy Code, or shall make an assignment for the benefit of creditors, or if Licensee shall be made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, other than an involuntary bankruptcy which is not stayed or discharged within ninety (90) days, or if Licensee shall be adjudged bankrupt, or if a receiver or trustee for the property of Licensee shall be appointed, this Agreement shall hereupon terminate at the option of Licensor.

(b)	The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the Bankruptcy Code.

(c)	In the event of Licensee’s bankruptcy, the parties intend that all royalties payable under this Agreement following the commencement of a bankruptcy case shall be deemed administrative priority claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estate’s enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and (ii) deny Licensor the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

(d)	The parties acknowledge and agree that any delay in the decision of a debtor-in-possession or trustee of the bankruptcy estate to assume or reject the Agreement (the “Decision Period”) materially harms Licensor by interfering with Licensor’s ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation of the TOMMY BAHAMA Marks a time consuming and expensive process and that it is unreasonable for Licensor to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

(e)	Licensor, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the TOMMY BAHAMA Marks), has relied on the particular skill and knowledge base of Licensee. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of Licensor.

21	INDEMNITY AND DISCLAIMER

21.1	Licensor hereby agrees to defend, indemnify and hold the Licensee and/or any of its related entities, officers, directors, employees, and/or agents (“Licensee Indemnitees”) harmless against any and all legitimate bona fide claims, demands, causes of action, damages and judgments of any third parties arising solely out of the use of the TOMMY BAHAMA Marks by the Licensee in accordance with this Agreement or material breach of any representation or warranty made by Licensor of this Agreement, provided that the Licensee shall give notice to the Licensor within ten (10) business days after notification of each such claim, demand, cause of action or judgment. With respect to the foregoing indemnity, the Licensor agrees to defend and hold the Licensee harmless including, but not limited to, reasonable attorney’s fees, expert fees and court costs. The Licensor shall have the right to undertake and conduct the defense of any cause of action so brought and handle any such claim or demand with attorneys of its own selection. The provisions of this paragraph and Licensor’s obligations hereunder shall survive the expiration or termination of this Agreement Notwithstanding anything stated in this paragraph, Licensor has no duty to indemnify or otherwise hold harmless the parties provided for herein in the event the claims, demands, causes of action and judgments of any third parties are caused by Licensee’s breach of this Agreement or any negligence on the part of the Licensee and/or any of the Indemnitees as defined in this section.

21.2	Licensee hereby agrees to defend, indemnify and hold the Licensor and/or any of its related entities, officers, directors, employees and/or agents (“Indemnitees”) harmless against any and all claims, demands, causes of action and judgments arising out of Licensee’s manufacture, distribution, shipment, advertising, promotion, offering for sale and/or sale of Licensed Products and/or the promotional and packaging material depicting such TOMMY BAHAMA Marks or relating to any breach by Licensee of this Agreement (or a claimant’s allegation of facts that, if true, would constitute such a breach) provided that the Licensor shall give notice to the Licensee within ten (10) business days after notification of each such claim, demand, cause of action or judgment. With respect to the foregoing indemnity, the Licensee agrees to defend and hold the Licensor harmless at no cost or expense to the Licensor whatsoever, including, but not limited to, reasonable attorney’s fees, expert fees and court costs. The Licensee shall have the right to undertake and conduct the defense of any cause of action so brought and handle any such claim or demand with attorneys of its own selection. The provisions of this section and Licensee’s obligations hereunder shall survive the expiration or termination of this Agreement.

21.3

The expressed warranties, if any, contained in this Agreement are in lieu of all other warranties, guarantees, promises, affirmations or representations, express or implied, which could be deemed applicable to this license and to the Licensed Products manufactured, used or sold hereunder. NO EXPRESSED WARRANTIES AND NO IMPLIED WARRANTIES AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, OF THE LICENSED PRODUCTS

OTHER THAN THOSE WHICH MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT SHALL APPLY. LICENSEE HEREBY WAIVES ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND LIABILITIES, EXPRESSED OR IMPLIED, ARISING BY LAW OR OTHERWISE.

22	INSURANCE & LOSS

22.1	Licensee shall maintain, at its sole expense, the following insurance coverage, with a financially sound insurance company having an A.M. Best Rating of A-(VI) or better, throughout the term of this Agreement and for a period of three (3) years after its expiration or termination: (i) worker’s compensation, occupational disease, employer’s liability (with limits of not less than $1 million for bodily injury by accident for each accident, and $1 million for bodily injury by disease for each employee), disability benefit and other similar insurance required under laws of the state that apply to the activities to be performed by Licensee under this Agreement; (ii) commercial general liability insurance including products liability, blanket contractual liability, personal injury and advertising liability coverage with a combined single limit of $3 million per occurrence for bodily injury, including death and property damage; (iii) comprehensive automotive liability insurance for both owned and non-owned vehicles used by Licensee either on or away from premises with a combined single limit of $1 million per occurrence for bodily injury, including death and property damage; and (iv) umbrella excess liability insurance, with a combined single limit of $2 million per occurrence for bodily injury, including death and property damage.

22.2	Licensee shall ensure that OXFORD INDUSTRIES, INC., its subsidiaries, divisions (including TOMMY BAHAMA GROUP, INC.), joint ventures, directors, officers, employees, agents and assigns, shall be named as additional insureds with respect to the insurance described in clause (ii) through (iv) of Section 22.1. Licensee shall, within ten (10) days after execution of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carriers, describing the scope of coverage and the limits of liability, naming the additional insureds required by this Section 22 and providing that the policy may not be canceled or amended without at least thirty (30) days prior written notice to Licensor.

22.3	Regardless of any limited liability associated with Section 24 of this Agreement, in the event of partial loss or destruction of any Licensed Products due to an unanticipated event such as, but not limited to, fire, water damage, vandalism, or transport mishap, Licensee must gain approval from Licensor, in writing, before any methods of salvage or destruction of the Licensed Products are used. Under no circumstances will Licensee’s insurance carrier be in a position to control the destiny of such products. Licensor’s approval of a reasonable disposal method shall not be unreasonably withheld. Any salvage activity that could diminish the reputation or integrity of the TOMMY BAHAMA mark and its well-known reputation for superior quality shall be deemed unreasonable.

23	JOINT VENTURE

This Agreement does not create an agency, partnership, franchise, or joint venture. Nothing herein contained shall be so construed as constituting Licensee an agent of or authorizing Licensee to incur financial obligations on Licensor’s behalf without Licensor’s authorization in writing, except as specifically stated herein.

24	FORCE MAJEURE

Neither party shall be liable to the other for any loss, injury, delay or damage whatsoever suffered or incurred by the other party due to causes beyond such party’s control, including but not limited to, acts of God, strikes or other labor disturbances or third parties, war, act of terror, sabotage, and any other cause or causes, whether similar or dissimilar to those herein specified, which cannot be controlled by such party.

25	CHOICE OF LAW & FORUM

25.1	This Agreement has been negotiated, prepared, executed and delivered in several jurisdictions, including the State of New York, United States of America. Accordingly, in order to establish with certainty that this Agreement will be governed by one body of well-developed commercial law, the parties hereto have expressly agreed that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and fully to be performed therein, to the exclusion of any other applicable body of governing law including, without limitation, the United Nations Convention on Contracts for the International Sale of Goods.

25.2	The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the State of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding will be effective if in writing and issued as provided in Section 16.

26	WAIVER

The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment of said rights or of any other right hereunder, and each party may at any time demand strict and complete performance by the other of any of the terms, covenants or conditions set forth herein.

27	VALIDITY

In the event that any one or more provisions or terms contained in this Agreement are found invalid or unenforceable, the validity or enforceability of this Agreement as a whole or of any remaining provisions or terms contained herein shall not in any way be affected or impaired.

28	ENTIRE AGREEMENT

28.1	This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement and the license granted herein shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assignees, heirs, executors and personal representatives.

28.2	The making, execution, and delivery of this Agreement has not been induced by any representations, statements or warranties, other than those expressly set forth herein. All the terms of this Agreement are herein set forth and neither this Agreement or any part hereof may be waived, modified, supplemented, or otherwise altered, unless by a writing signed by an officer of each party.

29	RESERVATION OF RIGHTS

Any right not specifically granted herein to Licensee is expressly reserved by Licensor.

30	EXHIBITS

All Exhibits are incorporated into this Agreement and may be revised by Licensor at any time, subject to the consent of Licensee to any substantive change in the performance required from Licensee.

31	SURVIVAL

The obligations contained Sections 13.12, 14, 20, 21, and 22 herein shall survive any termination of this Agreement.

32	INTERPRETATION

The headings of the sections of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TOMMY BAHAMA GROUP, INC.

By:

Name:

Title:

PHOENIX FOOTWEAR GROUP, INC.

By:

Name:

Title:

EXHIBIT A

Authorized Licensed Trademarks

Trademark	Type

Tommy Bahama®	Word Mark

Logo

Logo

Logo

Tommy Bahama Relax	Word Mark

If Licensee has more than three (3) Contract Year’s remaining in the Contract Term, then Licensee shall have the right of first offer to submit a proposal to add any new mark that is a Tommy Bahama trademark, to the Licensed Products. The proposal must include a five (5) year business plan (or the number of years left in the Contract Term if less than five) outlining projected sales figures, pricing and volumes by distribution channel. Licensor shall have fifteen (15) days in which to approve or disapprove any proposal made by Licensee with respect to such proposal, at Licensor’s sole discretion. It is understood between the parties that if Licensee does not receive a written response (which may be by e-mail) from Licensor within five (5) business days after the fifteen (15) business day period detailed above, the Licensor shall be deemed not to have accepted such proposal.

Exhibit B

Authorized Licensed Products and Territory

Products:

Men’s footwear, Men’s hosiery, Men’s belts, Men’s wallets, Men’s documents cases and Men’s business card cases, Men’s shave kits, Men’s key fobs, and Men’s money clips.

Territory:

United States of America including its territories and possessions, Canada, and UAE.

Exhibit C

Contract Term

Year 1: February 2, 2009 – February 1, 2010

Year 2: February 2, 2010 – February 1, 2011

Year 3: February 2, 2011 – February 1, 2012

Year 4: February 2, 2012 – February 1, 2013

Year 5: February 2, 2013 – February 1, 2014

At least one (1) year, but no more than 18 months, before the expiration of the Contract Term, Licensee may request renewal of this Agreement, and such renewal may be granted by Licensor in its sole discretion. Licensor shall notify Licensee of its decision of renewal within thirty (30) days from the receipt of the request for renewal of its decision to renew or not renew this Agreement.

EXHIBIT D

Sales of Licensed Products to TB Stores

It is agreed between the parties that footwear of the Licensed Product that will be sold to TB Stores shall be at a price that is ****** of such goods offered by Licensee. The ****** of the retail price, for each Contract Year shall ******:

Contract Year	******
Year 1	******%
Year 2	******%
Year 3	******%
Year 4	******%
Year 5	******%

The parties agree that Licensee will use best efforts to assist with any returns if certain Licensed Products are not meeting expectations. Licensee shall charge Licensor a restocking fee of $****** per unit for each accepted return.

Licensee shall offer all other Licensed Products to TB Stores at a price that is ****** of such goods offered by Licensee.

Exhibit E

Minimum Net Sales

With respect to each Contract Year during the Contract Term, Licensee must generate the greater of (i) the Minimum Net Sales of Licensed Product as set forth in the table below, or (ii) the previous Contract Year’s Net Sales. The Table below also sets out the Wholesale Minimum Net Sales that are included in the Minimum Net Sales. The Wholesale Minimum Net Sales are Net Sales to Approved Customers excluding the TB Stores. The Wholesale Minimum Net Sales must also be met for each Contact Year.

Contract Year	Minimum Net Sales	Wholesale Minimum Net Sales

Year 1	$******	$******
Year 2	$******	$******
Year 3	$******	$******
Year 4	$******	$******
Year 5	$******	$******

Exhibit F

Guaranteed Royalty

With respect to each Contract Year during the Contract Term, Licensee shall pay to Licensor a percentage of Minimum Net Sales in the form of a Guaranteed Royalty as set forth in the table below. Guaranteed Royalty payments are nonrefundable, and applicable towards the Earned Royalty amounts for Licensed Products due under this Agreement.

Contract Year	Guaranteed Royalty	Percentage of Minimum Net Sales (excluding TB Stores)
Year 1	$******	******%
Year 2	$******	******%
Year 3	$******	******%
Year 4	$******	******%
Year 5	$******	******%

This Agreement is contingent on payment in full of $****** no later than January 31, 2009 due and owing Licensor by Licensee under the current License Agreement by and between Licensor and Phoenix Delaware Acquisition, Inc. of as of February 2, 2009 (which may be paid in installments by Licensee, if it so chooses, between the Execution Date and January 31, 2009). This outstanding balance must be paid in full no than January 31, 2009 or this Agreement will be null and void.

Exhibit G

Earned Royalty

Licensee shall pay to Licensor an Earned Royalty on Net Sales of all Licensed Products (except for sales to TB Stores) sold by Licensee during each Contract Year during the Contract Term as follows:

1.	****** Percent (******%) of Licensed Products for Contract Year 1. ****** Percent (******%) of Net Sales of Licensed Products for the remaining Contract Years.

2.	During each Contract Year, Close-Outs shall equal no more than ****** percent (******%) of the Net Sales of Licensed Products sold. If more than ****** percent (******%) of the Net Sales of Licensed Products are generated by Close-Outs, Licensee must immediately notify Licensor in writing (including an explanation).

Exhibit H

Advertising & Marketing

National Advertising

During each of the Contract Years set forth in Column A of the following table, Licensee shall spend no less than the greater of (i) the applicable monetary sum for National Advertising as set forth in Column B in the table below, or (ii) the percentage of Net Sales set forth in Column C in the table below.

Column A Contract Year	Column B National Advertising	Column C Percentage of Minimum Net Sales
Year 1	$******	******%
Year 2	$******	******%
Year 3	$******	******%
Year 4	$******	******%
Year 5	$******	******%

Marketing Support

During each of the Contract Years set forth in Column A of the following table, Licensee shall spend no less than) the percentage of Net Sales set forth in Column B of the table below.

Column A Contract Year	Column B Percentage of Net Sales
Year 1	******%
Year 2	******%
Year 3	******%
Year 4	******%
Year 5	******%

Branded Marketing Materials

During each of the Contract Years, Licensee’s Branded Marketing Materials shall be consistent with the terms set forth in the table below.

Showrooms and Tradeshows	• Main and secondary showroom: design and décor • Tommy Bahama branded environment: décor, displays and signage • Lifestyle framed images, furniture and props

Event Planning & Launch

•        Sales meeting: branded presentation

•        Media plan: trade

•        Invitations and guest / press lists

•        President’s letter, buyer notification, save the date mailers, packaging

•        Set-up: Tommy Bahama environment, props

•        Details: location, décor, food, cocktails, goodie bags

•        In-store seminars: scheduled to coincide with the consumer launch

Point of Sale Materials

•        Available for retail trade launch

•        Materials: wood signs, banners, tent card, counter cards

•        Environment guidelines: appropriate paint colors, molding and wainscoting

•        Fixture programs

•        Prop packages: tropical plants, framed images

•        Presentation format: fabric swatch book, fabric headers

•        Packaging: hangtags, fabric tags, branded swatch cards

•        Postcards for retail partners: pre and post launch

Advertising & Marketing Extras	• Trade and consumer ads • Photography • Direct mailings

Exhibit I

Approved Additional Licensors, Brands and Logos of Licensee

ADDITIONAL LICENSORS:

A. VF Corporation

BRANDS AND LOGOS:

A. VF

CHAMBERS BELT COMPANY
VF MASS BRANDS
Wrangler Hero	Men’s and Boy’s Belts & Accessories	Men’s and Boys’ Belts, personal accessories, including wallets, key fobs, travel cases, and gift sets

Timber Creek by Wrangler	Men’s Belts & Accessories	Men’s and Boys’ Belts, personal accessories, including wallets, key fobs, travel cases, and gift sets

Wrangler Outdoor Gear	Men’s Belts & Accessories	Men’s and Boys’ Belts, personal accessories, including wallets, key fobs, travel cases, and gift sets

Wrangler Jeans Company	Men’s and Boy’s Belts & Accessories	Men’s and Boys’ Belts, personal accessories, including wallets, key fobs, travel cases, and gift sets

Riders	Ladies’ Belts & Accessories	Ladies’ and Girls’ belts, handbags, and personal accessories

VF WESTERN BRANDS
Wrangler Western	Men’s, Boys’, Ladies’, and Girls’ Belts
20X Western	Men’s, Ladies, and Girls’ Belts
Rugged Wear	Men’s Belts

CHAMBERS BELT COMPANY
VF LEE BRANDS
Lee	Men’s and women’s footwear, belts and small leather goods

EXHIBIT J

******

ADDENDUM 1 TO EXHIBIT J

Additional Approved Retailer Request Form

Requested By:	Date:

Company Name:

Doing Business As:

Address:

Telephone:

Facsimile:

Principal / Owner:

Number of Stores:

Locations:

Wholesale Volume:

Other Brands Carried
(Comparable to TB):

Other TB Products
Carried (w/ Acct #):

Consumer Profile:

Other Information:

NOTE: Please Attach Pictures of the Inside and Outside of Store.

Approved By:	Date:	_____________________

Exhibit K

Quarterly Statements

Statement of Sales and Royalties Prepared for Tommy Bahama Group, Inc.

Licensee:                                                  For Quarter Ending:

	Quarter 1	Quarter 2	Quarter 3	Quarter 4	TOTAL
Gross Sales	$	$	$	$	$
Returns	$	$	$	$	$
Trade Discounts	$	$	$	$	$
Total Net Sales	$	$	$	$	$

Net Sales of Licensed Products (excluding Close-Outs)	$	$	$	$	$
Royalty Rate	% of Net Sales (excluding Close-Outs)
= Earned Royalty	$	$	$	$	$

Close-Out Net Sales	$	$	$	$	$
Close-Out Royalty Rate	% of Close-Out Net Sales
= Earned Royalty for Close-Outs	$	$	$	$	$

Close-Out Sales % of Total Net Sales					%
Additional Royalty on Closeout Sales (if any)					$
Total Earned Royalty	$	$	$	$	$

I certify that the above information is complete and accurate.

Name:

Title:	Date:

Exhibit L

STATEMENT OF ESTIMATED MONTHLY NET SALES

Statement Of Estimated Monthly Net Sales Prepared For: Tommy Bahama Group, Inc.

Licensee:

Mark(s):	Tommy Bahama® and Design Logos

For Month Ending:

Estimated Net Sales:

Estimated Net Sales of Licensed Products for the remainder of Contract Year ending February 2, 20    , broken out by month and type:

Month	Licensed Products/Full Price	Close-Out/Off Price Licensed Products	Total Net Sales

February

March

April

May

June

July

August

September

October

November

December

January

TOTAL

Exhibit M

******

EXHIBIT N

Notice to Third Parties

NOTICE TO MANUFACTURERS, SUBCONTRACTORS, SUPPLIERS, DISTRIBUTORS,

TRANSPORTERS, AND OTHER THIRD PARTIES

Name:

Address:

This is to serve as notice to the above-named Third Party that TOMMY BAHAMA GROUP, INC. (“TBG”) has licensed                                          to use certain preferred selections of fabric, material, styles, designs, patterns or color combinations created by TBG (“Licensed Designs”) in connection with the production of                                          to be sold by                                          under the TOMMY BAHAMA name and trademarks (“Licensed Products”).

TBG has granted                                          the right to utilize the services of the above-named Third Party on the condition that such Third Party will utilize those Licensed Designs solely in connection with Licensed Products. It will NOT make use of those Licensed Designs in the production, distribution or sale of any other items of merchandise that may be produced, distributed or sold by the above-named Third Party on its own behalf or on behalf of another. Any violation by the Third Party of these restrictions shall be grounds for immediate termination of the Third Party’s services relating to Licensed Products, and may be the basis for a legal infringement action by TBG against the Third Party.

ACCEPTED AND AGREED:

[NAME OF LICENSEE]	[NAME OF THIRD PARTY]

By:	By:

Title:	Title:

Exhibit O

Supplier Agreement and Certification

MANUFACTURING AGREEMENT

THIS AGREEMENT is made as of the                 day of                 , 200    , by and between         [Licensee]                        , having an office at                                          (hereinafter referred to as the “Company”), and                                          having an office at                                          (hereinafter referred to as the “Manufacturer”).

WITNESSETH:

WHEREAS, Manufacturer is engaged in the manufacture of garments and/or other items of merchandise:

WHEREAS, Company wishes to contract with Manufacturer for manufacture of certain products from time to time (“Products”), which will bear the trademark TOMMY BAHAMA, and any related logos, crests, emblems or symbols, and all combinations, forms and derivatives thereof as are from time to time used by Company or any of its affiliates, whether registered or unregistered (the “Trademarks”); and

WHEREAS, Company has been licensed by the Tommy Bahama Group, Inc. (“TBG”), the owner of all rights, title and interests in and to the Trademarks, to use the Trademarks.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. THE PRODUCTS.

Company and TBG have created certain designs and patterns from which Manufacturer will create three-dimensional samples. Company shall advise Manufacturer if the samples meet Company’s quality requirements within fifteen (15) days of receipt. Manufacturer shall make any modifications to the samples as required by Company. Samples accepted by Company shall be designated as prototypes for the purposes of this Agreement.

2. TERM.

(a) The term of this Agreement shall commence as of the date hereof and continue through May 31,                     .

(b) In the event the Manufacturer shall have faithfully performed each and every obligation of this Agreement during the Term referred to in Paragraph 2(a) above, then this Agreement shall automatically renew from month to month commencing immediately upon expiration of the term, unless either party has given the other thirty (30) days written notice of its intention to terminate the Agreement.

3. MANUFACTURE.

(a) Manufacturer shall only manufacture the specific number of Licensed Products as requested by Company and at no time shall manufacture excess goods or overruns. Manufacturer shall not sell any Licensed Products bearing the Trademarks to any third parties without the express written consent of the Company.

(b) Manufacturer shall manufacture the Licensed Products and packaging to conform in quality and specifications to the prototypes as defined in Paragraph 1, above.

(c) All Licensed Products and packaging manufactured by Manufacturer shall be delivered to locations specified by Company or directly to the Company, whichever Company may direct.

4. COMPLIANCE WITH CODE; APPLICABLE LAWS.

(a) Attached hereto as Addendum A is TBG’s Supplier Code of Conduct (the “Code”) which applies to any entity manufacturing merchandise under any of the trademarks owned by or licensed to TBG (Including the components therefore). As a condition to manufacturing Licensed Products hereunder, the Manufacturer shall comply with the terms of the Code and evidence such compliance by, (1) upon execution of this Agreement, executing the Code in the form as attached or such other form as provided by TBG, and returning such document to TBG, and (2) publicly displaying the Code in the language of the applicable country, in a form as provided by TBG from time to time, in a clearly visible location in Manufacturer’s facility at all times while this Agreement is in effect.

(b) In order to ensure compliance with the Code, Company has developed a program of monitoring its manufacturers and such manufacturers’ subcontractors (hereinafter the “Supplier Monitoring Program”). As a condition to manufacturing Licensed Product hereunder, Manufacturer hereby agrees that it shall cooperate fully with the Supplier Monitoring Program, which cooperation includes but is not limited to Company’s inspections in accordance with Paragraph 5, below.

(c) For purposes of this Agreement a “Subcontractor” means an entity or an individual that or whom Manufacturer either hires or pays to perform the manufacturing tasks that Manufacturer could otherwise perform itself at its own facility or through its own employees and staff. A “Supplier” means an entity or individual that produces components bearing the Trademarks or fabric for the Licensed Products and provides such components to the Manufacturer in order to assemble the finished merchandise. Prior to utilizing any Subcontractor or Supplier, Manufacturer shall provide written notice to Company of: (i) the name and address of each such Subcontractor and Supplier; (ii) the nature and type of work performed or product supplied to Manufacturer; and (iii) duration of the Subcontractor or Supplier relationship.

(d) Within thirty (30) days from executing this Agreement for any existing Subcontractor and Suppliers, and within thirty (30) days after establishing a new arrangement with a Subcontractor or Supplier, Manufacturer shall obtain and provide to Company the signature of an authorized representative from each of its Subcontractors (if any) on a Manufacturing Agreement in the same form as this Agreement. Manufacturer shall further obtain and provide to Company the signature of an authorized representative from each of Manufacturer’s Suppliers on a Certification in the same form as that which is attached hereto and hereafter referred to as Addendum B, and provided by Company from time to time, or such other form as provided by Company. In the event Manufacturer has knowledge of, has reason to believe, or should have reason to know that any Supplier or Subcontractor used by Manufacturer is in breach of the Certification or Manufacturing Agreement, as the case may be, Manufacturer shall immediately notify Company and Manufacturer shall, at its sole expense, take immediate action to require the breaching party to rectify such breach, including, where Company deems it necessary, immediate termination of its relationship with such Supplier or Subcontractor. If Manufacturer fails to take immediate action, Company shall have the right, at Manufacturer’s sole expense, to pursue all available remedies to protect its rights. Notwithstanding the foregoing, Manufacturer acknowledges that it will remain primarily liable and completely obligated under all of the provisions of this Agreement with respect to the production of Products hereunder. Further, such Manufacturer failure shall be grounds for termination of this Agreement.

(e) Manufacturer certifies that it has in effect a program of monitoring its Subcontractors and Suppliers which manufacture TBG brand merchandise which is sufficient to ensure their compliance with the Code and all applicable state, local and foreign laws and regulations pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, the environment, collective bargaining, freedom of association and that their products and/or the components thereof are made without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor.

(f) Manufacturer shall ensure that all merchandise manufactured hereunder shall be manufactured in compliance with all federal, state and local laws which pertain to the manufacture of clothing, apparel, and other merchandise including the Flammable Fabrics Act, as amended, and regulations thereunder and Manufacturing guarantees, that with regard to all products, fabrics or related materials used in the manufacture of the Licensed Products, for which flammability standards have been issued, amended or continued in effect under the Flammable Fabrics Act, as amended, reasonable and representative tests, as prescribed by the Consumer Product Safety Commission, have been performed which show that the Licensed Products at the time of their shipment or delivery conform to the above-referenced flammability standards as are applicable.

(g) Manufacturer shall manufacture or cause to manufacture all Licensed Products (including components thereof) manufactured in the United States, in compliance with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and, if the Licensed Products are manufactured outside the United States, in compliance with all applicable laws, including but not limited to, wage, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor.

(h) Manufacturer acknowledges that it has read and understands Company’s policy with regard to the manufacture of Licensed Products for Company. Manufacturer further agrees that it shall, simultaneous to executing this Agreement, execute and abide by the Certification attached as Addendum B, and shall execute and abide by all Certifications provided by Company from time to time. Failure by Manufacturer to execute and abide by such Certification shall be grounds for immediate termination of this Agreement by Company.

(i) Manufacturer shall not utilize or permit any Subcontractors or Suppliers to utilize in the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder any Azo dyes that can be split into any of the following amines:

CAS #
4-Aminobiphenlyl	92-67-1
Benzidine	92-87-5
4-Chloro-o-toluidine	95-69-2
2-Naphthylamin	91-59-8
o-Aminoazotoluol	97-56-3
2-amino-4-nitrotoluol	99-55-8
p-Chloroaniline	106-47-8
2,4-Diaminoanisole	615-05-4
4,4’-Diaminodiphenylmethane	101-77-9
3,3’-Dichlorbenzidin
Aminoanabenzane	91-94-1
3,3’-Dimethoxybenzidine	119-90-4
3,3’Dimethylbenzadine	119-93-7
3,3’-Dimethyl-	838-88-0
4,4’diaminodiphenylmethane
p-Kresidin	120-71-8
4,4’Methaylen-bis-(2-chloranilin)	101-14-4
4,4’Oxydianiline	101-80-4
4,4’Thiodianiline	139-65-1
o-Toluidine	95-53-4
2,4-Toluylenediamine	95-80-7
2,4,5-Trimethylaniline	137-17-7
o-Anisidine	137-17-7

(j) Manufacturer’s use or any of Manufacturer’s Subcontractors or Suppliers use of the following chemicals in connection with the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder, shall be in accordance with the following standards or such other standards Company may designate from time to time:

(i)	Formaldehyde: Must be less than 300 p.p.m. when tested in by the Acetylacetone method in accordance with Japanese law 112.

(ii)	Pentachlorophenol (Pesticides): Must be less than 5 p.p.m.

(iii)	Nickel: In the event any metal parts of a garment or other merchandise coming into contact with the skin, contain nickel in excess of 0.5 micrograms per square centimeter/week, Company must be so notified and special warning labels need to be attached to the garment.

5. INSPECTION.

(a) With or without notice from Company or TBG, Manufacturer shall arrange for and provide access to Company’s and/or TBG’s representative(s), including, but not limited to, any independent entity designated by Company or TBG’s legal representative(s), to: (i) Manufacturer’s manufacturing facility, residential facilities (if any) and any manufacturing and/or residential facility operated by and of Manufacturer’s Subcontractors; (ii) Manufacturer’s books, records and documents necessary to evidence Manufacturer’s compliance with the Code and all applicable laws, rules and regulations, including, but not limited to, employee wages, employee timecards, withholding rates and deductions, worker’s contracts and/or agreements, any company policies affecting employees, evidence of employee age, shipping documents, cutting reports and other documentation relating to the manufacture and shipment of the Licensed Products; and (iii) Manufacturer’s books, records and documents relating to the use of chemicals and dyestuffs in the fabrics, trims, garments and other merchandise manufactured hereunder. For purposes of this Paragraph, all such books, records and Manufacturer shall maintain documents in a secure and readily accessible location for a period of three (3) years from their creation.

(b) The access provided by Manufacturer as set forth in Paragraph 5(a), above, shall include Company’s and TBG’s right to inspect, test, and take samples of the Licensed Products, whether finished or semi-finished, at any time during the manufacturing process to ensure that the manufacture of the Licensed Products is in accordance with the terms and restrictions herein contained.

(c) Company shall have the right to reject any Licensed Products or packaging not meeting the standards described in Paragraph 1, above. Manufacturer shall not have the right to sell or otherwise distribute any rejected Licensed Products or packaging. All such products shall be destroyed according to methods and procedures provided by Company.

6. SHIPPING LEGEND.

All commercial invoices (bills of lading) which accompany all Licensed Products must include the following language (either pre-printed or “stamped”):

“We hereby certify that the merchandise (including components thereof) covered by this shipment was manufactured in compliance with the TBG Supplier Code of Conduct and: (1) if the merchandise was manufactured in the United States, it was manufactured in compliance with (a) section 6, 7, and 12 of the Fair Labor Standards Act, as amended and all regulations and orders of the United States Department of Labor under section 14 thereof, and (b) state and local laws pertaining to child labor, minimum wage and overtime compensation; or (2) if the merchandise was manufactured outside the United States, it was manufactured in compliance with the wage and hour laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age of completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor. We further certify that we have in effect a program of monitoring our Subcontractors and Suppliers, which manufacture TOMMY BAHAMA brand merchandise for compliance with the foregoing. We also certify that the merchandise is in compliance with all laws governing the designation of country of origin and, if applicable, is being shipped under legally issued and valid export license or visa.”

Any merchandise shipped that is not accompanied by a commercial invoice bearing the required language will be subject to rejection and returned at Manufacturer’s expense and Manufacturer may be charged for any and all costs that are incurred by Company due to the rejection, including, but not limited to, damages sustained as a result of Company’s liability to customers, any resulting fines and penalties and attorneys’ fees for said rejected goods. Such rejected goods may not be sold or distributed by Manufacturer to any entity other than Company.

7. USE OF TRADEMARKS.

(a) Except in connection with the manufacture of Licensed Products, Manufacturer shall not use the Trademarks, in any manner whatsoever (including, without limitation, for advertising, promotion and publicity purposes), without obtaining the prior written approval of TBG, which may be withheld in TBG’s sole discretion. In any event, Manufacturer shall not at any time use, promote, advertise, display or otherwise commercialize the Trademarks or any material utilizing or reproducing the Trademarks in any manner. Manufacturer shall not make any reference in its business materials, advertising or in any of its business activities to the fact that Manufacturer is being contracted by Company to manufacture merchandise under any Trademarks owned by or licensed to TBG

(b) The Trademarks will appear on all of the Licensed Products and all packaging in the manner provided by Company.

(c) No other trademarks or notices shall appear on Licensed Products or packaging without Company’s and TBG’s prior written consent in each instance.

(d) Manufacturer’s use of the Trademarks shall inure to the benefit of TBG. Manufacturer shall take any and all steps required by TBG and the law to perfect TBG’s rights therein.

8. PROPERTY OF OWNER.

(a) Manufacturer recognizes the great value of the goodwill associated with the Trademarks and the identification of the Licensed Products with the Trademarks and acknowledges that the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to TBG. Manufacturer further recognized and acknowledges that a breach by Manufacturer of any of its covenants, agreements or other undertakings hereunder will cause TBG irreparable damage, which cannot be adequately remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of TBG’s rights in the Trademarks, thereby entitling TBG to equitable remedies, costs and reasonable attorney’s fees.

(b) To the extent any rights in and to the Trademarks are deemed to accrue to Manufacturer, Manufacturer hereby assigns any and all such rights, at such time as they may be deemed to accrue, including the related goodwill, to TBG.

(c) Manufacturer shall (i) never challenge the validity of TBG’s ownership in and to the Trademarks or any application for registration thereof, or any trademark registration thereof and (ii) never contest the fact that Manufacturer’s rights under this Agreement are solely those of a manufacturer and terminate upon expiration of this Agreement. Manufacturer shall, at any time, whether during or after the term of the Agreement, execute any documents reasonably requested by TBG to confirm TBG’s ownership rights. All rights in the Trademarks other than those specifically granted herein are reserved by TBG for its own use and benefit.

(d) Without limiting the generality of any other provision of this Agreement, Manufacturer shall not (i) use the Trademarks, in whole or in part, as a corporate or trade name or (ii) join any name or names with the Trademarks so as to form a new trademark. Manufacturer agrees not to register, or attempt to register, the Trademarks in its own name or any other name, anywhere in the world.

(e) All provisions of this paragraph shall survive the expiration or termination of this Agreement.

9. TRADEMARK PROTECTION.

(a) In the event that Manufacturer learns of any infringement or imitation of the Trademarks or of any use by any person or entity of a trademark similar to the Trademarks, it shall promptly notify Company and thereupon, Company shall so notify TBG. TBG shall take such actions as it deems advisable for the protection of its rights in and to the Trademark and, if requested to do so by TBG, Manufacturer shall cooperate with TBG in all respects. In no event, however, shall TBG be required to take any action if it deems it inadvisable to do so.

(b) TBG shall defend, at its cost and expense, and with counsel of its own choice, any action or proceeding brought against Manufacturer for alleged trademark infringement arising out of Manufacturer’s use of the Trademarks in accordance with the provisions of this Agreement.

(c) Manufacturer shall cooperate with TBG in the execution, filing and prosecution of any trademark, copyright or design patent applications that TBG may desire to file and for that purpose Manufacturer shall supply to TBG from time to time such samples as may be reasonably required.

(d) All provisions of this paragraph shall survive the expiration or termination of this Agreement.

10. TRANSSHIPMENT. Transshipment is an illegal practice of falsely documenting the country of origin of the raw materials used to manufacture the Licensed Products and the finished Licensed Products shipped to the United States in order to evade quota restraints on the country of actual production and the shipment of products under counterfeit export licenses or visas. Manufacturer acknowledges that transshipment, in any form, violates U.S. federal law, that Company and TBG will review all documents received from Manufacturer to assure the veracity and the authenticity of the sources of Products and that, upon indication of transshipment of the Products by Manufacturer, Company or TBG reserves the right to immediately terminate this Agreement and pursue available remedies against Manufacturer.

11. SECONDS, THIRDS OR EXCESS GOODS. Manufacturer shall not have the right to sell any Licensed Products or packaging which are determined to be seconds, thirds or are in excess of the amount of the Licensed Products requested by Company. Company shall purchase all seconds, thirds, or excess products, including trim, at a reasonable fair market price. Company shall have the right to inspect any seconds, thirds or excess Licensed Products to ensure that they comply with the terms of this Agreement.

12. STOLEN GOODS OR DAMAGED GOODS. Manufacturer will provide Company with immediate notice of any stolen Licensed Products or damaged Licensed Products including Licensed Products that were then in production. With regard to damaged Licensed Products, Manufacturer shall not have the right to sell any damaged Licensed Products. With regard to stolen Licensed Products, Manufacturer shall cooperate with Company with respect to any action regarding the stolen Licensed Products.

13. DESIGN OWNERSHIP. All rights, including without limitation, copyright, trade secret and design patent, to designs for the Licensed Products including, without limitation, artwork, prints, patterns, package designs, labels, advertising or promotional materials or any other designs using or used on or affixed thereto, and to any package design, bearing the Trademarks shall, as between the parties hereto be the property of TBG. All Licensed Products manufactured from designs submitted by Manufacturer and approved by TBG shall bear the Trademarks.

14. CONFIDENTIALITY. During the term of this Agreement and thereafter, each party shall keep strictly secret and confidential any and all information acquired from the other party hereto or its designee and shall take all necessary precautions to prevent unauthorized disclosure of such information. Manufacturer acknowledges that it will receive from Company prints, designs, ideas, sketches, and other materials which Company and TBG intend to use on or in connection with lines of merchandise which have not yet been put into the channels of distribution. The parties recognize that these materials are valuable property of TBG. Manufacturer acknowledges the need to preserve the confidentiality and secrecy of these materials and agrees to take all necessary steps to ensure that use by it or by its employees and/or agents will in all respects preserve such confidentiality and secrecy. Manufacturer shall take all reasonable precautions to protect the secrecy of the materials, samples, and designs prior to their commercial distribution or the showing of samples for sale, and shall not manufacture any merchandise employing or adapted from any of said designs except for Company, TBG or its affiliates or designees.

15. FORCE MAJEURE.

(a) No failure or omission by either of the parties to perform any of its obligations under this Agreement shall be deemed a breach of this Agreement if such failure or omission is the result of acts of God, war, riot, accidents, compliance with any action or restriction of any government or agency thereof, strikes or labor disputes, inability to obtain suitable raw materials, fuel power or transportation, or any other factor or circumstance beyond the control of the party, which is not attributable to the negligence of such party.

(b) Any suspension of performance by reason of this paragraph shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the term of this Agreement. However, if the suspension of performance by reason of this paragraph exceeds six months, either party may give written notice of termination of this Agreement.

16. MANUFACTURER’S WARRANTIES AND REPRESENTATIONS.

Manufacturer warrants and represents that:

(a) It has and will have throughout the term of this Agreement, the full power, authority and legal right to execute and deliver, and to perform fully and in accordance with all of the terms of this Agreement.

(b) The entering of this Agreement by Manufacturer does not violate any agreements, rights or obligations existing between Manufacturer and any other person, entity, or corporation.

(c) It is not engaged in and will not engage in any activities which are in violation of any applicable domestic foreign or international laws, rules or regulations, including without limitation laws, rules or regulations governing labor, the environment, the manufacture and sale of goods, U.S. Customs laws or illegal transshipment. Company maintains a policy against engaging in any illegal activities and will not buy or sell products provided throughout the use of any unlawful or unethical practices.

(d) It accurately states the country of origin on all products, that it does not and will not transship, and it will act to stop or prevent any known illegal transshipment activity.

(e) It shall not utilize, nor permit any of its subcontractors or suppliers to utilize in the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder any AZO dyes that can be split into any of the amines set forth in Paragraph 3(i), above.

(f) Its use or any of its subcontractors or suppliers use of the chemicals set forth in Paragraph 3(i) above, in connection with the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder, shall be in accordance with the standards set forth in Paragraph 3(i) or such other standards as Company may designate from time to time.

17. COMPANY’S WARRANTIES AND REPRESENTATIONS.

Company warrants and represents that:

(a) it has, and will have throughout the term of this Agreement, the right to authorize use of the Trademarks to Manufacturer in accordance with the terms and provisions of this Agreement; and

(b) the entering of this Agreement by Company does not violate any agreements, rights or obligations existing between Company and any other person, entity, or corporation.

18. INDEMNIFICATIONS.

(a) Company hereby indemnifies Manufacturer and shall hold it harmless from any loss, liability, damage, cost or expense (including reasonable attorney’s fees) arising out of any claims or suits which may be brought against Manufacturer by reason of the breach by Company of the warranties or representations as set forth in Paragraph 17, above, provided that Manufacturer gives prompt written notice, and full cooperation and assistance to Company relative to any such claim or suit, and that Company shall have the option to undertake and conduct the defense of any suit so brought. Manufacturer shall cooperate fully in the respect with Company in the conduct and defense of said suit and/or proceedings.

(b) Manufacturer indemnifies and agrees to hold Company harmless from any loss, liability, damage, cost or expense (including reasonable attorney’s fees), arising out of (i) any breach of the terms herein contained; (ii) any claims or suits by reason of any unauthorized use by Manufacturer in connection with the Licensed Products or Trademarks covered by this Agreement; (iii) Manufacturer’s noncompliance with any applicable federal, state, or local law or with any other applicable governmental units or agency’s rules, regulations; and (iv) any alleged defects and/or inherent dangers in Licensed Products or use thereof.

(c) If reasonably available in the country in which Manufacturer operates it factory, Manufacturer agrees to obtain, at its own expense, product liability insurance providing adequate protection for Company and Manufacturer against any claims or suits in an amount no less than US$3,000,000. If applicable, within thirty (30) days from the date thereof, Manufacturer undertakes to submit to Company a fully paid policy or Certificate of Insurance naming Company as an insured party and, requiring that the insurer shall not terminate or materially modify such without written notice to Company of at least twenty (20) days.

19. TERMINATION.

(a) Company shall have the right to terminate this Agreement immediately upon written notice to Manufacturer if Manufacturer breaches any of its obligations under this Agreement or such other occurrences as outlined below, and such breach remains uncured or cannot be cured by Manufacturer within ten (10) days from receipt of notice;

(b) Company shall have the right to terminate this Agreement immediately upon written notice to Manufacturer, if Manufacturer is found at any time to be in breach of the representation made in Paragraph 16(e) or if any governmental agency or other body or office or official vested with appropriate authority deems the Licensed Products to be harmful or defective in any way, manner or form, or are being sold distributed in contravention of applicable laws and regulations or in a manner likely to cause harm;

(c) Company shall have the right to terminate this Agreement immediately upon written notice to Manufacturer, if Manufacturer manufactures the Licensed Products without the prior written approval of Company as provided herein;

(d) Company shall have the right to terminate this Agreement upon ten (10) days written notice to Manufacturer, if Manufacturer is unable to pay its debts when due, or makes any assignments for the benefit of creditors, or files any petition under the bankruptcy or insolvency laws of any jurisdiction, country or place, or has or suffers as a receiver or trustee to be appointed for its business or property, or is adjudicated a bankrupted or an insolvent;

(e) Company shall have the right to terminate this Agreement upon ten (10) days written notice to Manufacturer, if Manufacturer fails to make timely delivery of the Licensed Products; or

(f) Notwithstanding the foregoing provisions, Company shall have the right to terminate this Agreement, with or without cause, upon thirty (30) days notice to Manufacturer, providing however, that, upon written approval by Company, Manufacturer shall have the right to complete any work then in progress.

20. ACTS UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT.

(a) Upon and after the expiration or termination of this Agreement, Manufacturer agrees not to make reference in its advertising or its business materials to having been formerly associated with Company or the Trademarks.

(b) Upon and after the expiration or termination of this Agreement, Manufacturer will refrain from further use of the Trademarks or of anything confusingly similar thereto, in connection with the manufacture of any products. Additionally, Manufacturer shall immediately return all originals and copies of all sketches, patterns, prototypes, samples or other materials relating to the Licensed Products to Company.

(c) In the event of expiration or termination of this Agreement, as herein provided, with the exception of the Licensed Products which Manufacturer may, with Company’s consent, ship to satisfy any unfilled, confirmed orders for the current season it had received prior to said expiration or termination, Company shall have the prior right and option to purchase any or all of the Licensed Products and packaging materials, as then in Manufacturer’s possession or carried on its books of account. Upon such termination or expiration, Manufacturer shall immediately cause physical inventories to be taken of (i) Licensed Products on hand; (ii) Licensed Products in the process of manufacture; and (iii) all packaging materials, which inventories shall be reduced to writing and a copy thereof shall be delivered to Company not later than fifteen (15) days from termination or expiration. Written notice of the taking of each inventory shall be given to Company at least forty-eight (48) hours prior thereto. Company shall have the right to be present at such physical inventory or to take its own inventory, and to exercise all rights it has available with respect to the examination of Manufacturer’s books and records. If Manufacturer does not allow Company to take such inventory, it shall have not right to sell the remaining Licensed Products without Company’s prior approval.

(d) Manufacturer recognizes that any sale of the Licensed Products upon termination or expiration, would cause irreparable damage to the prestige of the Company and to the Trademarks, and to the goodwill pertaining thereto.

(e) Upon expiration or termination of this Agreement, Manufacturer shall cease the manufacture of Licensed Products. All the Licensed Products set forth on the inventories referred to in subdivision (i) and (ii) of Paragraph 20(c) which are not purchased by Company pursuant to such paragraph may be sold subject to Company’s prior right to approve the customers in writing and the terms and conditions of each sale. Such sale shall otherwise be strictly in accordance with the terms, covenants and conditions of this Agreement as though the Agreement had not expired or terminated. In no event shall Manufacturer sell any Licensed Products to any Third Party without the prior written approval of Company.

21. NOTICES.

All notices which either party hereto is required or may desire to give shall be given by addressing the same to the address hereinafter in this paragraph, or as such other address as may be designated in writing by any party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be deemed to be sufficiently given five (5) days after the mailing by registered or certified mail, or in the date of electronic facsimile for which the sender obtains a confirmation of successful transmission. The addresses to which any such notices, shall be given are the following:

TO COMPANY:	TO MANUFACTURER:

22. NO PARTNERSHIP.

This Agreement does not constitute and shall not be construed as a partnership or joint venture between Company and Manufacturer. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

23. NON-ASSIGNABILITY.

This Agreement shall bind and inure to the benefit of Company and its successors and assigns. This Agreement is personal to Manufacturer, and Manufacturer shall not transfer or sublicense its rights hereunder and neither this Agreement nor any of the rights of Manufacturer hereunder shall be sold, transferred or assigned by Manufacturer and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party.

24. SEVERABILITY.

If any provision or any portion of this Agreement shall be construed to be illegal, invalid, or unenforceable, such shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein, but all other provisions of this Agreement and remaining portion of any provision which is illegal, invalid or unenforceable in part shall continue in full force and effect.

25. HEADINGS.

The headings of the Paragraphs of this Agreement are for convenience only and shall in no way limit or affect the term or conditions of this Agreement.

26. COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. CONSTRUCTION.

This Agreement shall be construed in accordance with the laws of the State of New York of the United States of America with the same force and effect as if fully executed and to be performed therein.

28. JURISDICTION.

The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the State of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered in person or sent as provided in Paragraph 21 hereof.

29. WAIVER, MODIFICATION, ETC.

No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to herein. The fact that Company has not previously insisted upon Manufacturer expressly complying with any provision of this Agreement shall not be deemed to be a waiver of Company’s future right to require compliance in respect thereof and Manufacturer specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Company from subsequently requiring full and complete compliance thereafter.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

[LICENSEE NAME]	[MANUFACTURER NAME]
By:	By:

Name:	Name:

Title:	Title:

Addendum 1 to

Exhibit O

Tommy Bahama Group, Inc.

CODE OF CONDUCT

These Standards apply to all of the Tommy Bahama Group, Inc. (“TBG”) Business Partners. TBG strongly encourages Business Partners to exceed these Standards and promote best practices and compliance by Business Partners with the Standards.

While TBG recognizes that there are different legal and cultural environments in which Business Partners operate throughout the world, these Standards set forth the basic minimum requirements Business Partners must meet in order to do business with TBG. The Standards also provide the foundation for TBG ongoing evaluation of compliance by Business Partners with the Standards.

Business Partners are defined as vendors, manufacturers, contractors, subcontractors and other suppliers, sources and agents who provide TBG with goods or services ordered pursuant to any purchase order, contract or agreement issued directly by TBG or ordered on TBG behalf.

LAWS & REGULATIONS

All TBG Business Partners must operate in full compliance with all applicable local and national laws, rules and regulations pertaining to all aspects of factory operations in the jurisdiction of which they conduct business.

EMPLOYMENT PRACTICES

TBG will only do business with Business Partners whose workers are treated fairly and who in all cases are present voluntarily, not put at risk of physical harm, fairly compensated, and allowed the right of free association and not exploited in any way. Business Partners shall ensure procedures are in place by which workers, alleging violations of these Standards, may do so without fear of negative repercussions.

In addition, TBG Business Partners must adhere to the following:

Wage and Benefits:    TBG Business Partners must pay workers wages and legally mandated benefits that comply with any applicable law. In addition to their compensation for regular hours of work, workers shall be compensated for overtime hours at such premium rates as are legally required, or in those countries where such laws do not exist, at least equal to their regular hourly wage rate.

Working Hours:        TBG expects its Business Partners to operate based on prevailing local work hours. Except in extraordinary circumstances, Business Partners shall limit the number of hours that workers may work on a regularly scheduled basis to the legal limit on regular and overtime hours established by local laws and regulations in the jurisdiction in which they manufacture. subject to the requirements of local law, a regularly scheduled workweek of no more than sixty (60) hours and one day off in every seven (7) day period is encouraged. Partners will comply with applicable laws that entitle workers to vacation time, leave periods and holidays. Business Partners must regularly provide reasonable rest periods and one day off within a seven-day period. Any time worked over the norm for the area should be compensated as prescribed by the local labor laws.

Child Labor:    Use of child labor is strictly prohibited. Business Partners must observe all legal requirements for the work of authorized minors, particularly those relating to hours of work, wages, minimum education and working conditions. TBG supports the development of legitimate, workplace apprenticeship programs and Business Partners will be expected to comply with all laws and regulations applicable to such apprenticeship programs. “Child” is defined as a person who is younger than 15 (or 14 where the law of that country permits) or younger than the age for completing compulsory education in the country where such age is higher than 15. TBG will not utilize Business Partners who use or permit the use of child labor in any of their facilities.

Prison Labor / Forced Labor: Business Partners will not use or permit the use of bonded labor, indentured labor, prison labor or forced Labor in the manufacture or finishing of products ordered by TBG. Nor will TBG knowingly purchase materials from a Business Partner utilizing bonded labor, indentured labor, prison labor or forced Labor. “Forced labor” is defined as any work or service which is extracted from any person under the threat of penalty for its non-performance and for which the worker does not offer himself voluntarily.

Discrimination:        While TBG recognizes and respects cultural differences, employment (hiring, wages, benefits, advancement, termination, and retirement) shall be based on the worker’s ability and not on personal characteristics. TBG believes that workers should be employed on the basis of their ability to do the job, rather than on the basis of gender, age, disability, racial characteristics, cultural or religious beliefs or similar factors. TBG will not utilize Business Partners who discriminate against workers on the basis of gender, age, disability, racial characteristics, cultural or religious beliefs or similar factors.

Free Association:  Workers must be free to join organizations of their own choice. Business Partners shall recognize and respect the rights of workers to freedom of association and collective bargaining. Workers shall not be subject to intimidation or harassment in the peaceful exercise of their legal right to join or to refrain from joining an organization.

Disciplinary Practices:            All Business Partners must treat all workers with respect and dignity. TBG will not utilize Business Partners who use, or permit the use of corporal punishment, physical, sexual, psychological or verbal harassment or other forms of mental or physical coercion, abuse or intimidation. Business Partners shall not use, or permit the use of fines as a disciplinary practice.

Women’s Rights: All Business Partners will ensure that workers who are women receive equal treatment in all aspects of employment. Pregnancy tests will not be a condition of employment or continuation thereof and pregnancy testing, to the extent it is provided, will be voluntary and at the option of the worker. Workers will not be exposed to hazards that may endanger their reproductive health and Business Partners will not force workers to use contraception.

Health & Safety:  TBG will only utilize Business Partners who provide workers with a clean, safe and healthful work environment designated to prevent accidents and injuries arising out of or occurring while in the course of work or as a result of the operation of a Business Partner’s facility. All Business Partners must comply with all applicable, legally mandated standards for workplace health and safety. Where applicable, Business Partners who provide residential facilities for their workers must provide safe and healthy facilities that comply with legally mandated standards for health and safety.

ETHICAL STANDARDS

TBG will seek to identify and work with Business Partners who aspire as individuals and in the conduct of their business to a set of ethical standards which are compatible with TBG standards. Bribes, kickbacks or other similar unlawful or improper payments are strictly prohibited to be given to any person or entity to obtain or retain business.

ENVIRONMENTAL REQUIREMENTS

All Business Partners must comply with environmental rules, regulations and standards applicable to their operations.

LEGAL REQUIREMENTS

TBG policy is to obey the laws of each country in which merchandise is manufactured for TBG. Business Partners will comply with all applicable local and national laws, rules, and regulations pertaining to all aspects of factory operations. This includes compliance with these Standards and the terms and conditions of purchase orders issued by TBG or on TBG’s behalf and also requires attention to U.S. country of origin regulations which govern quota classification and the marking of products.

MONITORING / COMPLIANCE

TBG takes affirmative measures to monitor compliance with TBG Standards and TBG’s Purchase Order Terms and Conditions. Such measures may include prescreening Business Partners, scheduled or random, announced and unannounced on-site inspections of factories by TBG representatives, or certification by TBG Business Partners that TBG Standards have been complied with.

TBG associates and representatives have been asked to be watchful for violations of TBG Standards on visits to factories or manufacturing facilities and to report questionable conduct to management for follow up and when appropriate, for corrective action.

RECORD KEEPING

All Business Partners must maintain in the factories producing merchandise for TBG all documentation necessary to demonstrate compliance with TBG Standards. Business Partners must furnish TBG representatives reasonable access to production facilities, employment records and workers for confidential interviews in connection with monitoring factory or inspection visits. Business Partners must promptly respond to reasonable inquires by TBG representatives concerning the operations of factories with respect to TBG Standards.

SUBCONTRACTING

Business Partners shall not utilize subcontractors for the production of TBG’s merchandise, or components thereof, without TBG’s prior written approval and only after the subcontractor has agreed to comply with TBG’s Standards. Business Partners shall require each TBG’s approved subcontractor to abide by the Standards. Business Partners shall be held accountable for a subcontractor’s failure to abide by TBG’s Standards.

CORRECTIVE ACTION

If a Business Partner is in violation of TBG’s Standards, TBG will work with the Business Partner to remediate the violation if at all possible. If this effort is unsuccessful or not possible, TBG shall reevaluate its business relationship with the Business Partner and shall take appropriate corrective action. Corrective action may include cancellation of the affected order, prohibition of subsequent use of a factory or termination of TBG business relationship with any Business Partner found to be in violation of these Standards, or exercising any other rights and remedies to which TBG may be entitled under Purchase Orders issued by TBG or on behalf of TBG, at law or otherwise.

AGREED AND UNDERSTOOD:

VENDOR:

BY:

NAME:

TITLE:

Addendum 2 to

Exhibit O

Supplier Certification

In consideration of the Tommy Bahama Group, Inc. (“TBG”) placing orders for the manufacture of TOMMY BAHAMA brand merchandise with us in the future, and in compliance with TBG’s Manufacturing Agreement with us (the “Agreement”), we hereby certify that:

I.      Any merchandise (including components thereof) we manufacture or cause to be manufactured under the Agreement will be manufactured in compliance with: (1) all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and, if the merchandise is manufactured outside the United States, it will be manufactured in compliance with the wage, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor; (2) we currently have in effect and will maintain a program of monitoring all of our suppliers and subcontractors, subcontract sewing shops and other designated contract facilities producing TOMMY BAHAMA brand merchandise for compliance with (1) above; (3) we will obtain the signature of an authorized representative of our suppliers, subcontractors, subcontract sewing shops and other designated contract facilities producing TOMMY BAHAMA brand merchandise on a current supplier agreement, as provided by TBG; (4) within two (2) weeks of the execution of this Certificate, we will provide to TBG the names and addresses of all of our suppliers, subcontractors, subcontract sewing shops and other designated contract facilities producing TOMMY BAHAMA brand merchandise under the Agreement and all such merchandise shall be manufactured solely in factories (whether operated by our suppliers, subcontractors, subcontract sewing shops or designated contract facilities) that have been inspected and approved in writing by our authorized employee or agent; and (5) all shipping documents which accompany all TOMMY BAHAMA brand merchandise will include the following language (either pre-printed or “stamped”):

“We hereby certify that the merchandise (including components thereof) covered by this shipment was manufactured in compliance with (1) all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and (2) if manufactured outside the United States, was manufactured in compliance with all applicable requirements of the wage, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, bonded, forced or slave labor. We further certify that we currently have in effect a program of monitoring our Suppliers and Subcontractors and other designated contract facilities which manufacture TOMMY BAHAMA brand merchandise to ensure their compliance with the Fair Labor Standards Act and all state, local and foreign laws pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association and that their products or the components thereof are made without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is higher than 15), prison, indentured, bonded, forced or slave labor. We also certify that upon importation (if applicable) this shipment is in compliance with all laws applicable to the designation of country of origin and is being shipped under legally issued and valid export license or visa.”

II. Neither we, nor any of our subcontractors or suppliers, will in the manufacture or treatment of any of the merchandise and Licensed Products (including the components thereof) manufactured hereunder use any Azo dyes that can be split into any of the following amines:

CAS #
4-Aminobiphenlyl	92-67-1
Benzidine	92-87-5
4-Chloro-o-toluidine	95-69-2
2-Naphthylamin	91-59-8
o-Aminoazotoluol	97-56-3
2-amino-4-nitrotoluol	99-55-8
p-Chloroaniline	106-47-8
2,4-Diaminoanisole	615-05-4
4,4’-Diaminodiphenylmethane	101-77-9
3,3’-Dichlorbenzidin
Aminoanabenzane	91-94-1
3,3’-Dimethoxybenzidine	119-90-4
3,3’Dimethylbenzadine	119-93-7
3,3’-Dimethyl-	838-88-0
4,4’diaminodiphenylmethane p-Kresidin	120-71-8
4,4’Methaylen-bis-(2-chloranilin)	101-14-4
4,4’Oxydianiline	101-80-4
4,4’Thiodianiline	139-65-1
o-Toluidine	95-53-4
2,4-Toluylenediamine	95-80-7
2,4,5-Trimethylaniline	137-17-7
o-Anisidine	137-17-7

and;

III.    We, and our subcontractors or suppliers, will only use the following chemicals in connection with the manufacture or treatment of any of the merchandise and products (including the components thereof) manufactured hereunder, in accordance with the following standards or any further standards TBG designates from time to time:

(i)	Formaldehyde: Must be less than 300 p.p.m. when tested in the Acetylacetone method in accordance with Japanese law 112.

(ii)	Pentachlorophenol (Pesticides): Must be less than 5 p.p.m.

(iii)	Nickel: In the event any metal parts of a garment or other merchandise coming into contact with the skin, contain nickel in excess of 0.5 micrograms per square centimeter/week, Company must be so notified and special warning labels need to be attached to the garment.

Date:
[Company Name]

By:
[Authorized Signature]

Print Name: